UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Chicago Bridge & Iron Company N.V.
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CHICAGO BRIDGE & IRON COMPANY N.V.

OOSTDUINLAAN 75

2596 JJ THE HAGUE, THE NETHERLANDS

NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING

OF SHAREHOLDERS TO BE HELD MAY 2, 2012

To the Shareholders of:

CHICAGO BRIDGE & IRON COMPANY N.V.

You are hereby notified that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Chicago Bridge & Iron Company N.V. (“CB&I”, “CBI”, the “Company” or “we”) will be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 2, 2012, for the following purposes:

1. To elect one member of the Supervisory Board to fill a new position and serve until the Annual Meeting of Shareholders in 2014. The Supervisory Board recommends the election of James R. Bolch to fill this position;

2. To elect three members of the Supervisory Board to serve until the Annual Meeting of Shareholders in 2015. The Supervisory Board recommends the election of Philip K. Asherman, L. Richard Flury and W. Craig Kissel to fill these positions;

3. To approve, by non-binding vote, the compensation of the Company’s named executive officers;

4. To recommend, by non-binding vote, the frequency of the advisory vote on the compensation of the Company’s named executive officers;

5. To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2011 and to adopt our Dutch statutory annual accounts for the year ended December 31, 2011;

6. To approve the final dividend for the year ended December 31, 2011 in an amount of $0.20 per share, which has previously been paid out to shareholders in the form of interim dividends;

7. To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2011;

8. To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2011;

9. To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2012;

10. To approve the extension of the authority of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital until November 2, 2013 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

11. To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, until May 2, 2017;

12. To amend the Chicago Bridge & Iron 2008 Long-Term Incentive Plan;

13. To approve the compensation of the members of the Supervisory Board; and

14. To discuss our dividend policy.

Our Dutch statutory annual accounts and the annual report of the Management Board, our Annual Report on Form 10-K, the charters of each of our Audit, Nominating, Organization and Compensation, Corporate Governance and Strategic Initiatives Committees, our Corporate Governance Guidelines and our Code of Ethics can be accessed through our website, www.cbi.com, and, along with directions to attend the Annual Meeting, may be obtained free of charge by request to our principal executive offices at Oostduinlaan 75, 2596 JJ The Hague, The Netherlands, and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624, Attn: Investor Relations. Copies of the documents listed above are also available for inspection by shareholders free of charge at our offices in The Hague listed above.

REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Richard E. Chandler, Jr.,

Secretary

March 23, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 2, 2012: The proxy statement and annual report to security holders are available on the Internet at www.proxyvote.com.

	Corporate Governance	2
	Committees of the Supervisory Board	5
ITEM 1	Election of One Member of the Supervisory Board to Serve until 2014	10
ITEM 2	Election of Three Members of the Supervisory Board to Serve until 2015	11
	Common Stock Ownership by Certain Persons and Management	14
	Executive Compensation	16
	Determining the Form and Amount of Compensation Elements to Meet Our Compensation Objectives	24
	Executive Officer Compensation Tables	29
	Summary Compensation Table	29
	Grants of Plan-Based Awards	30
	Outstanding Equity Awards at Fiscal Year-End	31
	Option Exercises and Stock Vested	32
	Nonqualified Deferred Compensation	33
	Potential Payments Upon Termination or Change of Control	33
	Director Compensation	40
	Risk Analysis	41
ITEM 3	Advisory (Non-binding) Vote on Executive Compensation	41
ITEM 4	Advisory (Non-binding) Vote on the Frequency of the Advisory Vote on Executive Compensation	43
ITEM 5	Adoption of Annual Accounts for 2011	43
ITEM 6	Distribution From Profits	44
ITEM 7	Discharge of Sole Member of the Management Board	44
ITEM 8	Discharge of Members of the Supervisory Board	44
ITEM 9	Appointment of our Independent Registered Public Accounting Firm	45
ITEM 10	Extension of Authority of Management Board to Repurchase up to 10% of our Issued Share Capital Until November 2, 2013	45
ITEM 11	Extension of Authority of Supervisory Board to Issue Shares, to Grant the Right to Acquire Shares and to Limit or Exclude Preemptive Rights Until May 2, 2017	46
ITEM 12	Adoption of Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan	47
ITEM 13	Approval of Compensation of the Members of the Supervisory Board	52
ITEM 14	Discussion of Dividend Policy	52
	Shareholder Proposals	53

CB&I

PROXY STATEMENT

This proxy statement, which is first being mailed or made available to holders of registered shares on or about March 23, 2012, is furnished in connection with the solicitation of proxies on behalf of CB&I, who ask you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 2, 2012 (the “Annual Meeting”), for the purposes set forth in the foregoing notice and agenda.

We are utilizing U.S. Securities and Exchange Commission (“SEC”) rules allowing companies to furnish our proxy materials over the Internet. Instead of a paper copy of this proxy statement and our 2011 Annual Report, most of our shareholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each shareholder can receive a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report and a form of proxy card.

Each share entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the “Voter Deadline”) will be voted at the Annual Meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for the election of Messrs. Asherman, Flury, Kissel and Bolch to our Supervisory Board, and for all other proposals described in this proxy statement. If any other business is properly brought before the Annual Meeting under our Articles of Association or Dutch law, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the Annual Meeting.

A shareholder may revoke a proxy by submitting a document revoking it prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Annual Meeting and voting in person (with regard to which the requirements below apply).

Only holders of record of the [                    ] registered shares of our share capital, par value EUR 0.01 (the “common shares” or “shares”), outstanding at the close of business on March 8, 2012, are entitled to notice of and to vote at the Annual Meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to April 30, 2012. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.

Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a nominee to be a member of the Supervisory Board and “broker non-votes” will be considered present at the meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of common stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. For these reasons, please promptly vote in accordance with the instructions provided by your bank, brokerage firm or other agent.

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares. We have also retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements. Such fee and disbursements are not expected to exceed $15,000 in the aggregate.

Shareholders and interested persons may communicate with the Supervisory Board or one or more directors by sending a letter addressed to the Supervisory Board or to any one or more directors in care of Richard E. Chandler, Jr., Secretary, CB&I, Oostduinlaan 75, 2596 JJ The Hague, The Netherlands, in an envelope clearly marked “Shareholder Communication.” Mr. Chandler’s office will forward such correspondence unopened to Larry D. McVay, or to another independent director, unless the envelope specifies that it should be delivered to another director.

CORPORATE GOVERNANCE

Certain Transactions

Director Independence

The Supervisory Board believes that there should be a significant majority of independent directors on the Supervisory Board and generally no more than one director who is also an employee. An independent director means a member of the Supervisory Board who, in conformity with New York Stock Exchange listing standards and the criteria set forth in Exhibit A (“Exhibit A”) to our Corporate Governance Guidelines (which comply with and in some cases are stricter than the New York Stock Exchange listing standards) available through our website, www.cbi.com, is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Supervisory Board, would interfere with his or her exercise of independent judgment as a director. No director qualifies as independent unless the Supervisory Board affirmatively determines that the director has no material relationship with the Company (either directly or indirectly, such as an officer, director, partner or significant shareholder of an organization that has a material relationship with the Company), and discloses that determination and the basis for the determination in our annual proxy statement. As stated in Exhibit A, a director generally will be considered independent if he or she:

•	has not been employed by us within the past 5 years;

•	has not been affiliated with or employed by our present or former auditor within 5 years since the end of either the affiliation or the auditing relationship;

•

has not been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee of another company that concurrently employs or employed the director within the last 5 years;

•	has not had an immediate family member (other than a family member employed in a non-officer position) in one of the categories listed above within the past 5 years;

•	is not a paid advisor or consultant to us and receives no financial benefit from any entity as a result of advice or consulting services provided to us by such entity;

•

is not an officer, director, partner or significant shareholder of any of our significant customers or suppliers, or any other entity having a material commercial, industrial, banking, legal or accounting relationship with us; and

•	is not an officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from us.

However, in making the determination as to independence, the Supervisory Board will broadly consider all relevant facts and circumstances in evaluating any relationships that exist between a director and the Company. Such determinations, in individual cases, may warrant exceptions to the above general guidelines. Based on these guidelines, the Supervisory Board has determined that the following members of the Supervisory Board do not have a relationship with us, and that each of Messrs. Flury, Jennett, Kissel, McVay, Neale and Underwood and Ms. Williams are independent under the standards described above. Mr. Asherman, our Chief Executive Officer, is not independent. The Supervisory Board has also determined that all members of the Supervisory Board, except Mr. Asherman, are “independent” as that term is defined by the Dutch Corporate Governance Code adopted by the Dutch Corporate Governance Committee on December 9, 2003 and subsequently amended and restated in October 2008 (the “Dutch Corporate Governance Code”). As part of the independence review process, the Supervisory Board considered that Mr. Bolch has been an unpaid observer to the Supervisory Board since September 20, 2011, which arrangement will cease as of the Annual Meeting, and in such capacity he is not paid any compensation, but is reimbursed for out of pocket expenses to attend meetings. The Supervisory Board has determined that such service does not establish a material relationship with us.

Related Party Transactions

The Nominating Committee of the Supervisory Board is responsible for reviewing all transactions that might represent a conflict or potential conflict of interest on the part of shareholders who hold more than 10% of our shares, directors, officers and employees. The Nominating Committee will analyze such potential conflicts of interest in order to ensure compliance with the Company’s Code of Ethics and the Company’s Business and Legal Compliance Policy, and make recommendations to the Supervisory Board concerning the granting of waivers, if appropriate, under the Company’s Code of Ethics. Each director, officer and employee must make prompt and full disclosure of all conflicts of interest to the President and Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer of the Company or the Non-Executive Chairman (defined below) or the Chairman of the Audit Committee. A conflict of interest includes any shareholder who holds more than 10% of our shares, a director, officer or employee having a financial interest in any contract with us or in any organization doing business with us, or any such person receiving improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each member of the Supervisory Board and executive officer is obligated to complete a Director and Officer Questionnaire, which requires disclosure of any transactions with the Company in which the member of the Supervisory Board or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These obligations are set forth in writing in our Code of Ethics and the Nominating Committee charter available through our website, www.cbi.com.

Nominations for Directors/Director Qualifications

The Nominating Committee of the Supervisory Board is also responsible for screening potential members of the Supervisory Board and recommending qualified candidates to the Supervisory Board for nomination. Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses a diverse number of specific factors such as independence, judgment, business experience, financial knowledge and expertise, technical skills and knowledge, knowledge of our core business, international background and experience and other particular skills to enable a Supervisory Board member to make a significant contribution to the Supervisory Board, the Company and our shareholders. Set forth in Appendix I to the Charter of the Nominating Committee (“Appendix I”), available through our website, www.cbi.com, are diverse and relevant criteria and characteristics and specific experience, qualifications, attributes and skills to be considered by the Nominating Committee in identifying nominees to be a member of the Supervisory Board, including:

•	holding a position as a chief executive officer or chief operating officer or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemicals;

•	knowledge of international business;

•	technological expertise;

•	financial adeptness, liability/equity management and human relations skills;

•	outside interests;

•	participation on other boards;

•	education;

•	ability to serve for at least five years;

•	compatibility with existing Supervisory Board, management and the Company corporate culture; and

•	independence, as defined in the standards set forth in our Corporate Governance Guidelines.

The Nominating Committee and the Supervisory Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background, and education. The Nominating Committee and the Supervisory Board consider how a specific nominee contributes to the diversity of the Supervisory Board by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Supervisory Board. The Nominating Committee identifies nominees through the use of third-party entities whose practice includes outside director searches and by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Richard E. Chandler, Jr., Secretary, CB&I, Oostduinlaan 75, 2596 JJ The Hague, The Netherlands.

Board Leadership Structure and Role in Risk Oversight

The Supervisory Board requires that the Chairman of the Supervisory Board be a non-executive. The Supervisory Board separates the roles of Chief Executive Officer and Chairman of the Supervisory Board in recognition of the differences between the two roles and the commitment required by each role. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the non-executive Chairman of the Supervisory Board (the “Non-Executive Chairman”), as an independent leader, to lead the Supervisory Board in its fundamental role of providing advice to and independent oversight of management. The Supervisory Board recognizes both the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, and the commitment required of the Non-Executive Chairman to properly fulfill his role. The Supervisory Board believes this structure is appropriate for the Company not only because of the size and composition of the Supervisory Board, the scope and complexity of the Company’s operations and the responsibilities of the Supervisory Board and management, but also as a demonstration of our commitment to good corporate governance.

While the Supervisory Board is ultimately responsible for risk oversight, four Supervisory Board committees assist the Supervisory Board in fulfilling its oversight responsibilities in certain areas of risk. The Supervisory Board exercises its risk oversight authority through various processes and procedures adopted by the Supervisory Board’s Audit Committee, Strategic Initiatives Committee, Organization and Compensation Committee and Corporate Governance Committee.

The Audit Committee assists the Supervisory Board in its involvement in the Company’s risk management process by providing oversight for the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	Company’s independent registered public accounting firm’s qualifications and independence;

•	performance of the Company’s independent registered public accounting firm and our internal audit function; and

•	Company’s system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.

The Strategic Initiatives Committee, chaired by the Non-Executive Chairman, participates in and, in certain instances, oversees significant core activities of the Company. The Strategic Initiatives Committee deals directly with risk-related issues facing the Company when and as the Committee carries out its duties to:

•

review and approve on behalf of the Supervisory Board contracts, purchase orders, subcontracts and change orders in the ordinary course of business whose price exceeds the approval authority of the Chief Executive Officer;

•

review and make recommendations to the Supervisory Board with respect to matters brought to its attention by the Chief Executive Officer in the ordinary course of business that exceed his approval authority under the authority matrix adopted by the Supervisory Board; and

•	review and discuss matters brought to its attention by the Chief Executive Officer that the Committee finds appropriate.

The Corporate Governance Committee participates in identifying and participating in the management of risk factors facing the Company through its responsibility to the Supervisory Board to:

•

provide perspective on economic, business and technology trends and events that could cause the Company to change the allocation of resources among its existing businesses or to enter new business, and to review the business planning process of the Company;

•	review various policies and practices of management in the areas of corporate governance;

•	establish and review corporate goals and objectives;

•	consider the overall relationship of Supervisory Board Directors and the Company’s management; and

•	develop, review and recommend to the Supervisory Board a set of corporate governance guidelines applicable to the Company.

The Organization and Compensation Committee undertakes risk oversight of the Company’s compensation programs through its responsibility to the Supervisory Board to:

•	establish and review the Company’s overall compensation philosophy, strategy and guidelines so that the design of the Company’s compensation programs does not encourage excessive risk taking;

•	establish and review annual incentive and long-term incentive compensation plans so that they do not create risks reasonably likely to have a material adverse effect on the Company; and

•	establish and review corporate goals and objectives supported by the Company’s compensation programs so that rewards are aligned with the interests of shareholders.

Based on information and reports received by the Supervisory Board from these committees and from regular or special Supervisory Board meetings, appropriate guidance and involvement can be directed to areas which may expose the Company to risks in operation, legal compliance, financial reporting and other aspects of the business of the Company. The Non-Executive Chairman works with the Chief Executive Officer during the strategic planning process to ensure that management strategies, plans and performance metrics are communicated to the Supervisory Board and that concerns of the Supervisory Board are addressed in the development of these plans and attends and participates in quarterly Management Reviews of the performance of the Company. Finally, the Non-Executive Chairman attends and participates in quarterly management meetings in which, as part of the review of the Company’s overall performance, various risk issues are identified and addressed.

COMMITTEES OF THE SUPERVISORY BOARD

The Supervisory Board has five standing committees to assist the Supervisory Board in the execution of its responsibilities. These committees are the Audit Committee, the Nominating Committee, the Corporate Governance Committee, the Strategic Initiatives Committee and the Organization and Compensation Committee. Each committee is composed of a minimum of three members of the Supervisory Board (except the Corporate Governance Committee, which consists of all non-management members of the Supervisory Board) who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules adopted thereunder, the listing standards of the New York Stock Exchange in effect from time to time and the Dutch Corporate Governance Code. Each committee functions under a charter adopted by the Supervisory Board that can be accessed through our website, www.cbi.com, and is available in print to any shareholder who requests it.

Audit Committee

The current members of the Audit Committee are Mr. Underwood (Chairman) and Messrs. Neale and McVay and Ms. Williams. The Supervisory Board has determined that Ms. Williams and Mr. Underwood are each independent as defined in the Exchange Act and under the New York Stock Exchange Listed Company Manual and meet the definition of “audit committee financial expert”, as such term is defined under the rules of the SEC, and the definition of “financial expert” as defined by the Dutch Corporate Governance Code. The Supervisory Board has also determined that Ms. Williams and Messrs. Neale, McVay and Underwood possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls.

The Audit Committee met seven times during 2011. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services in connection with the approval of the independent registered public accounting firm’s audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but no less often than quarterly. It approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee’s quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. The Chief Financial Officer may approve services that are consistent with the permissible services specifically pre-approved by the Audit Committee. Where the services are not specified by the pre-approval policy and the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee, for pre-approval. All such audit and non-audit services and fees are monitored by the Audit Committee at its quarterly meeting.

Audit Fees

For the years ended December 31, 2011 and 2010, we incurred the following fees for services rendered by our independent registered public accounting firm, Ernst & Young LLP:

Fees	2011			2010
Audit Fees(1)	$	[3,717,900	]	$3,527,300
Audit-Related Fees		[0	]	0
Tax Fees(2)		[356,000	]	617,000
All Other Fees(3)		[2,000	]	59,900

Total	$	[4,075,900	]	$4,204,200

(1)

Audit Fees consist of fees and out of pocket expenses for audit of our annual financial statements; audit of our controls over financial reporting; reviews of our quarterly financial statements; statutory and regulatory audits and consents; financial accounting and reporting consultations; and other services related to SEC matters.

(2)	Tax Fees consist of fees for tax consulting services, including transfer pricing documentation, tax advisory services and compliance matters.

(3)	All Other Fees consist of permitted non-audit services.

All of the fees set forth in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures described above.

The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has established a toll-free number, (866) 235-5687, whereby interested parties may report concerns or issues regarding our accounting or auditing practices to the Audit Committee.

Report of the Audit Committee of the Supervisory Board

The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2011.

The Supervisory Board has adopted a written charter for the Audit Committee.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2011.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by American Institute of Certified Public Accountants Professional Standards, Vol. 1. AU Section 380, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with them their independence. The Audit Committee has also reviewed the non-audit services provided by the Company’s independent registered public accounting firm as described above and considered whether the provision of those services was compatible with maintaining the Company’s independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Supervisory Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Members of the Audit Committee

Michael L. Underwood (Chairman)

Gary L. Neale

Marsha C. Williams

Larry D. McVay

Organization and Compensation Committee

The current members of the Organization and Compensation Committee are Messrs. Neale (Chairman), Jennett, Kissel and Underwood and Ms. Williams. The Supervisory Board has determined that Messrs. Neale (Chairman), Jennett, Kissel and Underwood and Ms. Williams are each independent as defined in the Exchange Act and under the New York Stock Exchange Listed Company Manual. The Organization and Compensation Committee met four times in 2011. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management, including review of compensation programs for excessive risk;

•	administration of our long-term and short-term incentive plans;

•

evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer’s and named executive officers’ compensation, evaluation of the Chief Executive Officer’s and the named executive officers’ performance in light of those goals and objectives and setting the Chief Executive Officer’s and the named executive officers’ compensation level based on this evaluation;

•	preparation of the Organization and Compensation Committee report on executive compensation to be included in the proxy statement; and

•	review succession management programs and practices for our senior management (including our Chief Executive Officer and his direct reports).

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee was, during fiscal year 2011, an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During fiscal year 2011, none of our executive officers served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Organization and Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Organization and Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Compensation Consultants

In considering the executive compensation recommendations of management and determining the compensation of the Chief Executive Officer and those officers reporting directly to him, the Organization and Compensation Committee regularly receives advice and recommendations from Meridian Compensation Partners, LLC (“Meridian”). At the Committee’s request, Meridian evaluates the Company’s compensation practices and assists in developing and implementing its executive compensation program and philosophy. Meridian regularly reviews the Company’s total compensation pay levels and design practices and offers their comments on comparator companies, benchmarks and how the Company’s compensation programs are actually succeeding in meeting the Company’s business objectives. Meridian makes recommendations to the Committee at its request, independently of management, on executive compensation generally and on the individual compensation of executive officers. Meridian representatives participate in selected Committee meetings, including executive sessions independent of management, to discuss executive compensation matters.

Organization and Compensation Committee Report

The Organization and Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Organization and Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gary L. Neale (Chairman)

J. Charles Jennett

Marsha C. Williams

Michael L. Underwood

W. Craig Kissel

Nominating Committee

The current members of the Nominating Committee are Messrs. Jennett (Chairman), Flury and Kissel. The Supervisory Board has determined that Messrs. Jennett (Chairman), Flury and Kissel are each independent as defined in the Exchange Act and under the New York Stock Exchange Listed Company Manual. The Nominating Committee met four times during 2011. Its primary duties and responsibilities include the following:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board and the Management Board;

•	recommendation to the Supervisory Board regarding size, composition, proportion of inside directors and creation of new positions of the Supervisory Board;

•	recommendation of the structure and composition of, and nominees for, the standing committees of the Supervisory Board;

•	recommendation of fees to be paid to non-employee members of the Supervisory Board; and

•

review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and our Business and Legal Compliance Policy and making recommendations to the Supervisory Board concerning the granting of waivers.

Compensation of the Members of the Supervisory Board

Under our Articles of Association, any decisions on compensation of members of our Supervisory Board are made by our general meeting of shareholders. If any changes need to be made to the compensation of members of our Supervisory Board, the Nominating Committee makes recommendations to the Supervisory Board on compensation for the members of the Supervisory Board. The Supervisory Board would then approve or modify those recommendations and propose them to the shareholders at a general meeting. In making a recommendation, the Nominating Committee receives advice and recommendations from Meridian, which serves as its director compensation consultants. Meridian evaluates our compensation practices and assists in developing our director compensation program. They review compensation for the members of the Supervisory Board annually; however, changes to director compensation might not be made every year. Meridian representatives are present at selected Nominating Committee meetings to discuss compensation of the members of the Supervisory Board.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Messrs. McVay (Chairman), Flury, Neale, Jennett, Kissel and Underwood and Ms. Williams. The Corporate Governance Committee met four times during 2011. Its primary duties and responsibilities include the following:

•	evaluation of the performance of the Supervisory Board and management;

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	development, review and recommendation to the Supervisory Board of a set of corporate governance guidelines.

The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, Larry McVay, presides at these meetings. We have established a toll-free number, (866) 235-5687, whereby interested parties, including shareholders, may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the Chairman of the Audit Committee who will forward it to the appropriate member.

Strategic Initiatives Committee

The current members of the Strategic Initiatives Committee are Messrs. Flury (Chairman), McVay and Neale. The Strategic Initiatives Committee met two times during 2011. Its primary duties and responsibilities include the following:

•	provide a detailed review of actions regarding the approval authority granted by the Supervisory Board to the Chief Executive Officer; and

•	review and recommendation to the Supervisory Board with respect to other matters exceeding the authority granted by the Supervisory Board to the Chief Executive Officer.

Information Regarding Meetings

The Supervisory Board held four meetings in 2011. Each of the members of the Supervisory Board attended at least 75% of the meetings of the Supervisory Board and of each committee of which he or she was a member. We expect that each member of the Supervisory Board will attend the Annual Meeting. Last year, each of the members of the Supervisory Board attended the Annual Meeting.

ITEM 1    ELECTION OF ONE MEMBER OF THE SUPERVISORY BOARD TO SERVE UNTIL 2014

The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Board of Supervisory Directors (the “Supervisory Board”), the members of which are appointed by the general meeting of shareholders. Under the law of The Netherlands, a member of the Supervisory Board cannot be a member of the Management Board of the Company. Our Articles of Association provide for at least six and no more than 12 members to serve on the Supervisory Board.

Members of the Supervisory Board are generally elected to serve three-year terms, with approximately one-third of such members’ terms expiring each year and two-thirds of such members’ terms expiring each two years. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but members of the Supervisory Board whose terms of office expire may be re-elected. The Supervisory Board has determined that the number of members of the Supervisory Board will increase from eight to nine. However, in order to ensure compliance with the New York Stock Exchange rules related to the size of classes for classified boards, the Supervisory Board has determined that the new member of the Supervisory Board will initially be elected for a two-year term. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year following the year during which the director attains the age of 72.

As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

The new member of the Supervisory Board to be elected will serve until the general meeting of shareholders in 2014. The Supervisory Board has proposed the election of Mr. Bolch and Mr. Luciano Reyes for this open director position.

Based on the guidelines set forth above, the Supervisory Board has determined that Mr. Bolch does not have a material relationship with us and, if elected, would be considered an independent member of the Supervisory Board. Mr. Reyes was recommended by the Chief Executive Officer, is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board. Mr. Bolch was recommended by an independent third-party search firm engaged by the Supervisory Board.

The Supervisory Board is recommending election of Mr. Bolch to the Supervisory Board on the basis of his international business and technological expertise, education, ability to serve for at least five years, and his independence.

The Following Nominations are Made for a Two-Year Term Expiring in 2014:

First Nominee

James R. Bolch, 54, serves as President and Chief Executive Officer of Exide Technologies (XIDE). He is also a member of that company’s Board of Directors. Before joining Exide in 2010, he was employed at Ingersoll Rand Company from 2005 to 2010 where he served as Senior Vice President and President of the Industrial Technologies sector. From 2003 to 2005, he was Executive Vice President of Schindler Elevator Corporation for the Service Business in North America. Previously, Mr. Bolch spent 21 years with United Technologies Corporation where he held roles in Otis Elevator, Optical Systems and UTC Power Divisions. Specifically, he is qualified to be a member of the Supervisory Board because he holds a position as chief executive officer and has run significant divisions of a public company and because of his knowledge of international business, technological expertise, education, ability to serve for at least five years, and his independence.

Second Nominee

Luciano Reyes, 41, has served as Vice President and Treasurer since 2006, previously holding positions of increasing responsibility in CB&I’s Treasury Department since joining the Company in 1998. Prior to his service with CB&I, Mr. Reyes held financial positions with a large manufacturing corporation and with several financial institutions. Specifically, he is qualified to be a member of the Supervisory Board because of his financial adeptness and his knowledge of the Company’s core business.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MR. BOLCH.

ITEM 2    ELECTION OF THREE MEMBERS OF THE SUPERVISORY BOARD TO SERVE UNTIL 2015

The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Board of Supervisory Directors (the “Supervisory Board”), the members of which are appointed by the general meeting of shareholders. Under the law of The Netherlands, a member of the Supervisory Board cannot be a member of the Management Board of the Company. Our Articles of Association provide for at least six and no more than 12 members to serve on the Supervisory Board.

Members of the Supervisory Board are generally elected to serve three-year terms, with approximately one-third of such members’ terms expiring each year and two-thirds of such members’ terms expiring each two years. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but members of the Supervisory Board whose terms of office expire may be re-elected. The Supervisory Board has determined that the number of members of the Supervisory Board will be nine. The term of three members of the Supervisory Board will expire at the date of the Annual Meeting. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year following the year during which the director attains the age of 72.

As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

The members of the Supervisory Board to be elected will serve until the general meeting of shareholders in 2015. The Supervisory Board has proposed the election of Mr. Asherman and Mr. Luke Scorsone for the first of these open director positions, Mr. Flury and Mr. David King for the second of these open director positions and Mr. Kissel and Mr. Westley S. Stockton for the third of these open director positions.

Based on the guidelines set forth above, the Supervisory Board has determined that neither Mr. Flury nor Mr. Kissel has a material relationship with us and, if elected, each would be considered an independent member of the Supervisory Board. Mr. King, Mr. Stockton and Mr. Scorsone were recommended by the Chief Executive Officer, are presently our employees and, if elected, would not be considered independent members of the Supervisory Board.

The Supervisory Board is recommending re-election of Mr. Asherman, Mr. Flury and Mr. Kissel to the Supervisory Board on the basis of their extensive professional and financial knowledge and experience, particularly their knowledge of and experience with the Company and its business gained by them in connection with the outstanding services they have provided to the Company to date as members of the Supervisory Board.

The Following Nominations are Made for a Three-Year Term Expiring in 2015:

First Position

First Nominee

Philip K. Asherman, 61, has served as President and Chief Executive Officer and a member of the Supervisory Board since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and CEO. He has more than 30 years experience in the engineering and construction industry. Mr. Asherman also serves as an independent director on the board of directors of Arrow Electronics. Specifically, he serves as a member of the Supervisory Board because of his service as chief executive officer of a public company, knowledge of the Company’s core business, knowledge of international business, human relations skills, ability to serve on the Supervisory Board for five years, and compatibility with existing Supervisory Board members, management and company corporate culture.

Second Nominee

Luke V. Scorsone, 56, has been Sector President of CB&I’s Steel Plate Structures business sector since 2010. Previously, he served as Group Vice President for CB&I’s upstream operations from 2009 to 2010, and as Group Vice President of CB&I’s U.S. Operations from 2006 to 2009. Mr. Scorsone, who joined the Company in 2001 through an acquisition, has 33 years of experience in the engineering and construction industry. Specifically, he is qualified to be a member of the Supervisory Board because of his expertise and experience in the Company’s core business.

Second Position

First Nominee

L. Richard Flury, 64, has served as Non-Executive Chairman since 2010, as a member of the Supervisory Board since 2003, and was a consultant to the Supervisory Board until his election as a Director in May 2003. He is Chairman of the Strategic Initiatives Committee and a member of the Corporate Governance Committee and the Nominating Committee. Previously, Mr. Flury served as Chief Executive, Gas, Power and Renewables for BP plc from 1998 until his retirement in 2001. He served as Executive Vice President of Amoco, responsible for managing the exploration and production sector, from 1996 to 1998. Prior to that, he served in various other executive capacities with Amoco since 1988. Mr. Flury is also a director of QEP Resources and Callon Petroleum Corporation. Specifically, he serves as a member of the Supervisory Board because of his executive management of a public company, knowledge of the energy industry, knowledge of international business, financial adeptness, ability to serve on the Supervisory Board for five years, independence, and compatibility with the existing Supervisory board members, management and company corporate culture.

Second Nominee

David L. King, 60, has been Sector President of CB&I’s Project Engineering and Construction business since 2010. Previously, he served as Group Vice President of CB&I’s downstream operations from 2008 to 2010 and as the Group Vice President of the Company’s Europe, Africa and Middle East operations from 2006 to 2008. Mr. King, who joined the Company in 2000 through an acquisition, has more than 30 years of experience in the energy, petrochemicals and engineering and construction industries. Specifically, he is qualified to be a member of the Supervisory Board because of his expertise and his knowledge of the Company’s core business.

Third Position

First Nominee

W. Craig Kissel, 61, has been a member of the Supervisory Board since 2009 and is a member of the Organization and Compensation Committee, Corporate Governance Committee and Nominating Committee. He worked for Trane/American Standard from 1980 until his retirement in 2008, most recently as President of Trane Commercial Systems. From 1998 to 2003, he was President of American Standard’s Vehicle Control Systems business in Brussels, Belgium. Prior to that, he held various management positions at Trane, including Executive Vice President and Group Executive of Trane’s North American Unitary Products business. Mr. Kissel is currently a director of Watts Water Technologies and Global Tube Form. Specifically, he serves as a member of the Supervisory Board because of his service as a division president of a public company, knowledge of international business, technological expertise, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

Second Nominee

Westley S. Stockton, 41, has served as Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles. Specifically, he is qualified to be a member of the Supervisory Board because of his financial and accounting expertise and knowledge of the Company’s core business.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MR. ASHERMAN, MR. FLURY AND MR. KISSEL

Certain information with respect to the members of the Supervisory Board whose terms do not expire this year is as follows:

Members of the Supervisory Board to Continue in Office with Terms Expiring in 2013:

J. Charles Jennett, 71, has served as a member of the Supervisory Board since 1997. He is Chairman of the Supervisory Board’s Nominating Committee and a member of the Organization and Compensation Committee and Corporate Governance Committee. Dr. Jennett served as President of Texas A&M International University from 1996 to 2001. Upon his retirement in 2001, he was bestowed the title of President Emeritus. From 1992 to 1996, he was Provost and Vice President of Academic Affairs at Clemson University. Dr. Jennett currently works as a private engineering consultant. Specifically, he serves as a member of the Supervisory Board because of his knowledge of the Company’s core business, knowledge of international business, technological expertise, independence, and compatibility with existing Supervisory Board members, management, and company corporate culture.

Gary L. Neale, 72, has served as a member of the Supervisory Board since 1997 and is Chairman of the Organization and Compensation Committee and a member of the Audit Committee, Corporate Governance Committee and Strategic Initiatives Committee. Mr. Neale served as Chairman of the Board of NiSource, Inc.

from 1993 to 2007 and as Chief Executive Officer of NiSource, Inc. from 1993 to 2005. He also has served as a director of Northern Indiana Public Service Company since 1989, and as a director of Modine Manufacturing Company since 1977. Mr. Neale currently serves as Chairman of the Board of Modine Manufacturing Company. Specifically, he serves as a member of the Supervisory Board because of his service as a chief executive officer of a public company, knowledge of the energy industry, knowledge of international business, financial adeptness, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

Michael L. Underwood, 68, has served as a member of the Supervisory Board since 2007 and is Chairman of the Audit Committee and a member of the Organization and Compensation Committee and the Corporate Governance Committee. Mr. Underwood worked the majority of his 35-year career in public accounting at Arthur Andersen LLP, where he was a partner. He moved to Deloitte & Touche LLP as a director in 2002, retiring in 2003. He is currently a director and Chairman of the Audit Committee of Dresser-Rand Group, Inc. Specifically, he serves as a member of the Supervisory Board because of his financial adeptness, experience with international companies and other companies in the EPC and technology industries, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

Members of the Supervisory Board to Continue in Office with Terms Expiring in 2014:

Larry D. McVay, 64, has been a member of the Supervisory Board since 2008 and is Chairman of the Corporate Governance Committee and a member of the Audit Committee and Strategic Initiatives Committee. Mr. McVay has served as Managing Director of Edgewater Energy LLC since 2007 and worked 39 years for Amoco, BP and TNK-BP. Mr. McVay served as the Chief Operating Officer of TNK-BP in Moscow from 2003 until his retirement from BP in 2006. From 2000 to 2003, he held the position of Technology Vice President, Operations, and Vice President of Health, Safety and Environment for BP, based in London. Previously, Mr. McVay served in numerous senior level management positions for Amoco. Mr. McVay is currently on the Board of Directors of Callon Petroleum Company and Praxair Inc. Specifically, he serves as a member of the Supervisory Board because of his services as a chief operating officer of a division of a public company, knowledge of the energy industry, knowledge of international business, technological expertise, financial adeptness, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

Marsha C. Williams, 61, has served as a member of the Supervisory Board since 1997. She is a member of the Audit Committee, the Corporate Governance Committee and the Organization and Compensation Committee. Ms. Williams served as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc. from 2007 through her retirement in 2010. From 2002 to 2007, she served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust. She served as Chief Administrative Officer of Crate & Barrel from 1998 to 2002, and as Treasurer of Amoco Corporation from 1993 to 1998. Ms. Williams is a director of Davis Funds, Modine Manufacturing Company, Inc. and Fifth Third Bancorp. Specifically, she serves as a member of the Supervisory Board because of her knowledge of the energy industry, knowledge of international business, financial adeptness and human relations skills, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

COMMON STOCK OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

We are unaware, based in part on information from filings made with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, of any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is the beneficial owner of more than 5% of our outstanding common shares (based on [            ] shares outstanding as of March 8, 2012).

Executive Officers

Philip K. Asherman, 61, has served as President and Chief Executive Officer of CB&I since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and CEO. Mr. Asherman has more than 30 years of experience in the engineering and construction industry.

Beth A. Bailey, 60, has served as Executive Vice President and Chief Administration Officer since 2009. Ms. Bailey joined CB&I in 1972, serving in positions of increasing responsibility, most recently as Executive Vice President and Chief Information Officer from 2007 to 2009, and as Senior Vice President of Information Technology until 2007.

Ronald A. Ballschmiede, 56, has served as Executive Vice President and Chief Financial Officer since 2006. Prior to joining CB&I, he was a partner with two large accounting firms where he led the financial statements audits for a number of major manufacturing and construction companies.

Richard E. Chandler, Jr., 55, has served as Executive Vice President and Chief Legal Officer since March 1, 2011 and as Secretary since November 2011. Previously, he served as Senior Vice President, General Counsel and Corporate Secretary of Smith International, Inc. from 2005 to 2011. Prior to that time, Mr. Chandler was General Counsel of M-I LLC, a leading supplier of drilling fluid systems.

Daniel M. McCarthy, 60, has served as Executive Vice President since December 2011 and President, Lummus Technology since 2009. He joined CB&I through the ABB Lummus acquisition in 2007 and served as Executive Vice President, Lummus Technology from 2007 to 2009. Prior to the acquisition, he was an Executive Vice President of Lummus, the predecessor company.

Lasse Petterson, 55, has served as Executive Vice President and Chief Operating Officer since February 2009. Previously, Mr. Petterson was CEO of Gearbulk (UK) Limited, an operator of gantry craned vessels, from 2006 to 2009. Mr. Petterson has 30 years of experience in the engineering and construction industry, serving in a variety of international executive and operation assignments.

Edgar C. Ray, 51, has served as Executive Vice President, Corporate Planning since 2007. He joined CB&I in 2003, serving as Senior Vice President, Global Marketing until 2007. Prior to joining CB&I, Mr. Ray was Executive Director of Strategy and Marketing for a large engineering and construction company.

Westley S. Stockton, 41, has served as Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles.

Security Ownership of Our Management

The following table sets forth certain information regarding common shares beneficially owned on February 27, 2012 by (1) each member of the Supervisory Board, (2) each nominee to be a member of the Supervisory Board, (3) each named executive officer and (4) all directors and the executive officers identified on page 15 as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Owned
Philip K. Asherman	911,683	*
Beth A. Bailey	125,427	*
Ronald A. Ballschmiede	255,751	*
James R. Bolch	275	*
Richard E. Chandler, Jr.	4,926	*
L. Richard Flury	53,879	*
J. Charles Jennett	38,246	*
David L. King	43,171	*
W. Craig Kissel	9,334	*
Daniel M. McCarthy	89,653	*
Larry D. McVay	13,653	*
Gary L. Neale	55,703	*
Lasse Petterson	123,066	*
Edgar C. Ray	106,452	*
Luciano Reyes	51,454	*
Luke V. Scorsone	50,808	*
Westley S. Stockton	30,871	*
Michael L. Underwood	18,860	*
Marsha C. Williams	53,986	*
All directors and executive officers as a group (15) in number	1,891,490	1.92%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include (i) shares held by immediate family members and (ii) shares that can be acquired through stock options exercisable through May 2, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our members of the Supervisory Board, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file and we receive written representations by certain reporting persons with respect to whether a Form 5 was required.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is provided to assist our shareholders in understanding the compensation awarded, earned by, or paid to the Company’s executive officers named in the Summary Compensation Table (the “named executive officers”) during 2011. In addition, the CD&A is intended to put into perspective for our shareholders the compensation tables on pages 29 through 41 and the narrative information that accompanies them. Our shareholders should also consider this information in connection with Item 3, the Advisory (Non-Binding) Vote on Executive Compensation, discussed on pages 41 and 42 of this Proxy Statement.

Our executive compensation structure strongly emphasizes pay for performance and at-risk compensation. The major elements are:

•	Base salary;

•	Annual cash incentives, based on having to meet specific financial and non-financial performance targets;

•	Restricted stock, which aligns our executives’ interests with those of our shareholders in value creation, while also serving retention purposes; and

•	Performance shares, which only have value to the extent specific financial metrics are achieved.

In 2011, 85% of the total compensation of our chief executive officer was incentive and stock based compensation, and on average was 74% for our other named executive officers. As stated in the Risk Analysis section below, we believe our compensation practices mitigate against excessive risk-taking and are consistent with market practices and the interests of our shareholders.

The first part of this discussion describes the primary objectives of our compensation programs and what they are designed to reward. Following that, we describe the key elements of our compensation and why we have selected those elements of compensation. Finally, we describe how we determine the form and amount of each compensation element to meet our compensation objectives and support our business objectives.

Compensation Objectives, Process and Peer Group

Objectives.    We are committed to increasing shareholder value by profitably growing our business in the global marketplace. Our compensation policies and practices are intended to support this commitment by attracting and retaining employees who can manage this growth and rewarding them for profitably growing the Company and achieving the Company’s other short and long-term business objectives. We especially want to focus our executive officers (and the others in our management team) on improving financial performance over both the short term and long term, while appropriately balancing risk.

We must compete with a wide variety of construction, engineering, heavy industrial, process technology and related firms in order to engage, develop and retain a pool of talented employees. To meet this competition, we compensate our executive officers at competitive pay levels while emphasizing performance-based compensation. Our specific objectives are to have:

•	Programs that will attract new talent and retain key people at reasonable cost to us;

•	A significant focus on pay for performance;

•	Equity compensation and ownership requirements for top managers to motivate value creation for all shareholders;

•	Incentives that emphasize our business objectives of high growth and strong execution without encouraging excessive risk-taking; and

•	Compensation arrangements that can be easily understood by our employees and shareholders.

Setting Our Executive Compensation.    The decisions on compensation for our executive officers are made by the Organization and Compensation Committee. Our management makes recommendations to the Organization and Compensation Committee on compensation for executive officers — base salary and the opportunity, metrics and targets of our annual cash incentive compensation and our long-term equity awards. These include recommendations by our CEO on the compensation of his direct reports. The Organization and Compensation Committee considers these recommendations in executive session and approves or modifies those recommendations. The Organization and Compensation Committee then determines the compensation for our CEO.

As part of this process, the Organization and Compensation Committee regularly receives independent advice and recommendations from Meridian, which serves as the Organization and Compensation Committee’s executive compensation consultant. Meridian’s role is described in more detail under “Committees of the Supervisory Board — Organization and Compensation Committee — Compensation Consultants” on page 8.

The Organization and Compensation Committee determines base salary, annual incentive compensation opportunities and long-term equity target values for executive officers for the coming year at its regularly scheduled December meeting. Using the findings and conclusions of the Company’s strategic planning process together with assessment of other data, management develops its business plan for the following year. The business plan is then presented to the Supervisory Board at its regularly scheduled February meeting in that following year. Taking into account the Company’s long-term strategy and annual business plan, the Organization and Compensation Committee determines annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year, for executive officers at the February meeting. The Organization and Compensation Committee also at its regularly scheduled February meeting determines the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation determinations. The Organization and Compensation Committee may set salary and grant cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other changes.

Our Targets and Benchmarks.    We set each of base salary, annual incentive compensation and long-term incentives separately in light of our evaluation of the competitive situation, the executive officer’s performance and experience, and the levels of those compensation elements for a comparator group of companies. This process determines the mix of base salary, annual cash incentives and long-term incentives for each of our executives. It also determines the mix of cash and stock compensation, since it is our normal practice to pay base salary and annual incentive compensation in cash and we regularly award long-term incentives in stock, to further align our executives’ interests with those of our shareholders. We then tally the resulting total compensation (including benefits) to confirm that it is appropriate for the position or make adjustments accordingly.

We target executive officers’ base salary and annual incentive compensation to be at about the size-adjusted median (50th percentile) level of our comparator companies. We target long-term incentive compensation at about the 60th percentile of our comparator companies, which supports our focus on equity-based compensation, designed to align our executive officers’ interests with those of our shareholders. These benchmarks apply to our executive officers on average as a group. An individual executive’s salary, annual incentive opportunity and long-term incentives may be above or below these benchmarks depending on specific position factors.

We also review our benefit package and consider the practices of comparable companies for specific types of benefits. Data provided by Meridian indicates that the nature and value of the benefits we provide are competitive with those offered by our comparator companies.

Our Comparator Companies.    Using competitive market data provided by Meridian, we compare our compensation levels for our senior management, including the named executive officers, to compensation for comparable positions at other public companies that have international business operations. A majority of these companies are our direct competitors in the engineering and construction field. Some others of these companies are similar-size manufacturing and service companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. At companies larger than ours, we look at the compensation provided to officers in charge of divisions or operations similar in size and business to us. Meridian’s competitive market data for the comparator companies is subject to a regression analysis that adjusts that data to the size of our Company and the scope of the executives’ responsibilities.

The Organization and Compensation Committee reviews and approves the selection of comparator companies based on their size, business, and presence in our geographic areas. The list of comparator companies that we use may change from year to year based on Meridian’s recommendations and our Organization and Compensation Committee’s evaluation of those factors. For 2011, we used the following comparator companies:

AECOM Technology Corporation

AMEC

Cameron International Corp

CH2M Hill Companies Ltd.

Cooper Industries Plc

Donaldson Co Inc.

Dover Corporation

Emcor Group Inc

Flowserve Corporation

Fluor Corporation

FMC Technologies Inc.

Foster Wheeler Inc.

Granite Construction Inc.

Jacobs Engineering Group Inc.

KBR Inc.

Martin Marietta Materials Inc.

Mastec Inc.

McDermott Intl Inc.

Meritor, Inc.

Quanta Services Inc.

Shaw Group Inc.

Terex Corp.

Tutor Perini Corporation

URS Corporation

Worley Parsons

Elements of Our Compensation

The four key elements of our executive officers’ compensation are:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation; and

•	Benefits.

Base Salary

Base salaries provide an underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salaries reflect the executive’s position and role, with some variation for individual factors such as experience and performance. Base salary increases allow executives to be rewarded for individual performance and increased experience based on our evaluation process (described later). Base salary increases for individual performance also reward executives for achieving goals that may not be immediately evident in common financial measurements.

Annual Incentive Compensation

Performance-Based Annual Incentive Compensation.    Performance-based incentive compensation gives our executives an opportunity for cash compensation tied to the annual performance of the Company as well as the individual. Our executives are rewarded for meeting target short-term (annual) corporate goals and personal performance metrics. The executive officers’ incentive compensation opportunity recognizes their senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management.

Our annual Incentive Compensation Program sets the terms for awarding cash incentives to our executive officers (and other management employees). Our shareholders last approved the Incentive Compensation Program at our 2010 annual general meeting of shareholders. Our performance-based annual incentive compensation amounts depend on the Company’s performance against predetermined target objectives. As described above, considering the Company’s annual business plan, we set these targets annually at the regularly scheduled February meeting of our Organization and Compensation Committee. We describe in more detail below the applicable performance measures and goals for fiscal year awards and why these performance measures and goals are chosen. Incentive compensation can be earned each year and is payable after the end of the year.

Fixed or Discretionary Incentives.    In addition to performance-based incentives, we can pay fixed or discretionary incentives and we may on occasion pay pre-established minimum incentives. We do this when we need to compensate newly-hired executive officers for forfeiture of incentive compensation (or other awards) from their prior employer when they join the Company, or to provide a minimum cash incentive for an executive officer’s first year of employment before his or her efforts are fully reflected in Company performance, or, in some circumstances, to encourage retention.

Long-Term Equity Incentive Compensation

Because of our focus on pay for performance, various forms of long-term incentive compensation are or may be elements of pay for our executive officers.

Long-Term Incentive Plan.    We grant equity awards to our senior managers (including our executive officers) under our 2008 Long-Term Incentive Plan (“LTIP”). Our shareholders approved the LTIP at our 2008 annual meeting, and approved an amendment to the LTIP at our 2009 annual meeting. The LTIP allows us to award long-term compensation in the form of:

•	Performance shares paying out a variable number of shares depending on goal achievement;

•	Performance units which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific goals;

•	Restricted stock shares;

•	Restricted stock units;

•	Non-qualified options to purchase shares of Company common stock; and

•	Qualified “incentive stock options” to purchase shares of Company common stock.

We cover later in this CD&A how competitive recruiting conditions and the business cycle affect which form of award is granted and the amount of the award.

Performance Shares.    Performance shares are an award of a variable number of shares. The number of performance shares actually earned and issued to the individual depends on Company performance in meeting prescribed annual goals over a three-year period, consistent with the Company’s strategic plan. Performance shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals serve the same objectives of creating long-term shareholder value as is the case with stock options, with an additional focus on specific financial performance metrics, usually stated as target earnings per share. In addition, performance shares may be less dilutive of shareholder interests than options of equivalent economic value. We do not pay dividend equivalents on performance shares except during the period, if any, after the shares have been earned by performance but before they are actually issued.

Although the LTIP allows us to grant performance units payable in cash, we have not done so to date. We believe that payment of performance shares (and indeed all of our long-term incentive compensation) in stock is desirable to give our senior managers (including our executive officers) a continued general alignment with the interests of our shareholders.

Restricted Stock.    Restricted stock represents the right of the participant to vest in shares of stock upon lapse of restrictions. Restricted stock awards are subject to forfeiture during the period of restriction. Depending on the terms of the award, restricted stock may vest over a period of time subject only to the condition that the executive remains an employee (“time vesting”), or may be subject to additional conditions, such as the Company meeting target performance goals (“performance vesting”), or both.

Restricted stock is an incentive for retention and performance of both newly hired and continuing executive officers and other key managers. Unlike options, restricted stock retains some value even if the price declines. Because restricted stock is based on and payable in stock, it serves, like options, to reinforce the alignment of interest between our executives and our shareholders. In addition, because restricted stock has a current value that is forfeited if an executive quits, it provides a significant retention incentive.

Under our LTIP, restricted stock can be either actual shares of stock issued to the participant, subject to transfer restrictions and the possibility of forfeiture until vested (“restricted stock shares”), or it can be a Company promise to transfer the fully vested stock in the future if and when the restrictions lapse (“restricted stock units”). Because of technical tax issues related to the ability to obtain a credit against The Netherlands’ dividends withholding tax on issued but unvested shares, we usually grant restricted stock in the form of restricted stock units.

During the restriction period, dividend equivalents corresponding to the amount of actual dividends, if any, paid on outstanding shares of common stock, are credited and accumulated and paid at the same time and on the same basis as the underlying restricted stock.

Options.    Stock options represent the opportunity to purchase shares of our stock at a fixed price at a future date. Our LTIP requires that the per-share exercise price of our options not be less than the fair market value of a share on the date of grant. (See the discussion on pages 26 and 27 below regarding how we determine fair market value.) This means that our stock options have value for our executives only if the stock price appreciates from the date the options are granted. This design focuses our executives on increasing the value of our stock over the long term, consistent with shareholders’ interests. Although our LTIP allows us to grant “incentive” stock options, all the options we have granted have been non-qualified options.

Prior to 2008, awards of performance shares and restricted stock provided for the grant of nonqualified stock options (“retention options”) upon the vesting of those awards in order to give our senior managers (including our executive officers) an incentive to retain those vested shares. These retention options themselves become vested and exercisable on the seventh anniversary of date of retention option grant. However, this vesting and exercisability is accelerated to the third anniversary of date of retention option grant if the individual still retains ownership of the shares that vested (apart from shares withheld for taxes or interfamily financial planning transfers) in connection with the related performance share or restricted stock award.

Retention options covered 40% of the number of shares that vest under such grants. This percentage was intended to make the retention option grant significant enough to motivate the retention of the underlying restricted stock or performance shares. It also approximated the percentage of restricted stock or performance shares that were withheld on vesting to pay income taxes.

No retention options accompanied the grants of performance and restricted share awards in 2008 or later. However, performance share and restricted stock awards granted before 2008 may carry rights to retention options which will be granted and be outstanding in accordance with their terms.

Benefits

In general, we cover executive officers under the benefit programs described below to provide them with the opportunity to save for retirement and to provide a safety net of protection against the loss of income or increase in expense that can result from termination of employment, illness, disability, or death. Apart from change-of-control arrangements, the benefits we offer to our executive officers are generally the same as those we offer to our salaried employees, with some variation based on industry practices.

Retirement Benefits.

401(k) Plan.    We maintain a 401(k) plan (the “401(k) Plan”), a broad based tax qualified defined contribution plan, for eligible employees, including our executive officers. The plan offers a voluntary pretax salary deferral feature under Section 401(k) of the Internal Revenue Code (the “Code”); a dollar-for-dollar Company matching contribution up to 3% of a participating employee’s considered earnings; a basic additional Company contribution of 5% of each participating employee’s considered earnings; and an additional discretionary Company savings plan contribution. The Company is making an additional 1% discretionary contribution for 2011 for all eligible employees. The plan allocates Company contributions to participants’ accounts according to the 401(k) Plan formulas. Participants can invest their accounts in any of a selection of mutual funds, plus a Company stock fund, offered under the Plan.

Excess and Deferred Compensation Plans.    The Code limits tax-advantaged benefits for highly compensated employees under the 401(k) Plan in several ways: nondiscrimination rules that restrict their deferrals and matching contributions based on the average deferrals and matching contributions of non-highly compensated employees; limits on the total dollar amount of additional contributions for any employee; limits on the total annual amount of elective deferrals; and a limit on the considered earnings used to determine benefits under the 401(k) Plan.

We maintain an excess benefit plan (the “Excess Plan”) to provide retirement benefits for our senior managers (including our executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. Therefore, we contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to the participants’ 401(k) Plan accounts but for the Code limitations, and the contributions by the Company actually made to their 401(k) Plan accounts. We make contributions for the Excess Plan to a so-called rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan. Participants can invest their accounts in any of a selection of mutual funds offered under the Excess Plan.

We also maintain a deferred compensation plan (the “Deferred Compensation Plan”). This allows our senior managers (including our executive officers) to defer part of their salary and part or all of their cash incentive compensation. These deferrals are paid upon retirement or other termination of employment or other scheduled events as elected by the participant. These deferrals are also held in a rabbi trust. Earnings on these deferrals are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that are available under the 401(k) Plan and the Excess Plan.

We do not have any defined benefit, actuarial or supplemental executive retirement arrangements for our executive officers or any other U.S. salaried employees.

Change-of-Control Severance Agreements.

We have change-of-control severance agreements with our CEO and his executive officer direct reports. These agreements are intended to assure the retention and performance of executives if a change of control of the Company is pending or threatened. These agreements are designed to reduce the distraction of our executive officers that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are consistent with general industry best practices. We describe these agreements in detail beginning on page 34.

Employee Stock Purchase Plan.

We maintain an employee stock purchase plan (the “Stock Purchase Plan”) intended to qualify under Section 423 of the Code. The Company adopted the Stock Purchase Plan to give eligible employees the opportunity to buy Company stock in a tax-effective manner and thus help align their interests with those of our shareholders generally. Under the Stock Purchase Plan, employees, including executive officers, electing to participate are granted an option to purchase shares on a specified future date. The purchase price is 85% of the fair market value of such shares on the date of purchase. During specified periods preceding the purchase date, each participating employee can designate up to 8% of pay (up to a limit of $25,000 per calendar year) to be withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

Other Benefits.

Our executive officers receive other benefits that we provide to our salaried employees generally. These are:

•	Medical benefits (including post-retirement medical benefits for eligible employees who retire);

•	Group term life insurance; and

•	Short-term and long-term disability protection.

We also provide miscellaneous personal benefits to our senior managers (including our executive officers). These may include:

•	Leased automobiles or automobile allowance, which facilitate travel on Company business;

•	Club dues, where the club enhances opportunities to meet and network with prospective customers and other business leaders;

•	Annual physical examinations, to promote good health;

•	Services to provide effective tax and financial planning; and

•	Travel and temporary housing expenses to those who have relocated in connection with their employment.

In addition, we have given Messrs. Ballschmiede and Chandler an additional five years of service credit toward retirement eligibility (which is generally attaining age 55 with 10 years of service). Termination of employment by “retirement” entitles our eligible employees, including our executive officers, to post-retirement vesting in certain incentive compensation and equity awards plus an extended time to exercise stock options, subject to the schedule set forth in the particular award and/or approval of the Organization and Compensation Committee. Termination of employment by “retirement” also entitles our eligible employees hired before January 1, 2011 to certain post-retirement medical benefits under our current retiree medical plan. The additional service credit does not entitle these executives to any additional pension or other actuarial plan benefits (we have no such plans) nor to additional contributions or vesting under our 401(k) Plan. Executives who join us relatively late in their careers may lose potential retirement benefits for which they might have become eligible from their prior employers, but might not have 10 years of service with the Company at the time they or the Company might want to terminate their employment. The additional service credit for Messrs. Ballschmiede and Chandler is intended to place them in approximately the same position for retirement benefit eligibility as peer executive officers of the same general age.

DETERMINING THE FORM AND AMOUNT OF COMPENSATION

ELEMENTS TO MEET OUR COMPENSATION OBJECTIVES

Base Salaries

We target base salaries for our senior managers, including our executive officers, at the median of salaries for comparable officer positions at comparator companies. The Organization and Compensation Committee sets the salaries of our executive officers above or below that target based on differences in individual performance, experience and knowledge, and our comparison of the responsibilities and importance of the position with us to the responsibilities and importance of similar positions at comparator companies. We also consider internal equity within our Company and, when reviewing salary of current officers, their current compensation from the Company.

In evaluating performance, we consider the executive’s efforts in promoting our values, including, for example, safety; continuing educational and management training; improving quality; developing strong relationships with clients, suppliers, and employees; and demonstrating leadership abilities among coworkers, among other goals.

Base salary for Mr. Chandler, who joined us March 1, 2011, as our Executive Vice President, Chief Legal Officer and Secretary, was derived from, and consistent with, market data obtained from Meridian.

Base salaries for our named executive officers for 2011 were no greater than a few percentage points above the 50th percentile market value identified for the position by Meridian in their 2011 comparator companies compensation review.

Incentive Compensation

Annual Incentive Compensation.    For 2011, a target incentive compensation amount was established for each named executive officer as a percentage of his or her base salary. This target was determined after consideration of target incentive compensation among our comparator companies so as to be at about the median (50th percentile) level as identified by Meridian in its compensation review. The 2011 performance measures for annual incentive compensation amounts for senior managers generally (including our named executive officers) were set and communicated to the executives in February 2011, based on our annual operating plan, after discussion and analysis of the Company’s business plans, including our principal operating sectors, and approval by the Supervisory Board. Payment of incentive compensation is based on attaining specific corporate-wide financial and/or non-financial performance measures approved by the Organization and Compensation Committee.

For 2011, the potential incentive compensation award for our executive officers and our participating senior managers was determined by target levels and relative weighting of a matrix of performance measures. The performance measures and weighting are selected by the Organization and Compensation Committee to incentivize the accomplishment of key elements of the Company’s business plan for the year (and therefore may change from year to year), and the targets for the performance goals reflect performance that is expected to be achievable according to the plan. The degree to which the various measures are accomplished, times the percentage relative weighting of that measure, establishes a percentage, ranging from 0% to 200% (250% in the case of the EPS measure) of the individual’s target incentive compensation (established as a percentage of salary) that may be paid as incentive compensation. However, the maximum available incentive compensation for our executive officers is limited to 200% of the individual’s target incentive compensation. For 2011, those measures and targets, and their actual achievements, were as follows:

•

Earnings per share, constituting 40% of the weighting, with goals of $1.72 per share minimum (0%), $2.25 target (100%), and $2.45 maximum (250%), achieved at a level of $2.55/share for a percentage contribution of 100%;

•

New awards, constituting 20% of the weighting, with goals of $4.0 billion minimum (0%), $4.7 billion target (100%), and $5.2 billion maximum (200%), achieved at a level of $6.8 billion for a contribution of 40%;

•

Free cash flow, constituting 20% of the weighting, with goals of $165 million minimum (0%), $265 million target (100%), and $365 million maximum (200%), achieved at a level of $430 million for a contribution of 40%;

•

Ethics (measured by unresolved exceptions) constituting 10% of the weighting, with goals of any unresolved exceptions (0%), and no unresolved exceptions (100%), achieved at the level of no unresolved exceptions for a contribution of 10%; and

•

Safety (measured by lost workday rate and recordables rates, each constituting 5% of the weighting), with goals for lost workday rate of more than 0.05 minimum (0%), 0.05 target (100%), and 0.03 maximum (200%) and a recordables rate of more than 0.27 minimum (0%), 0.27 target (100%) and 0.25 maximum (200%), achieved at levels of 0.02 and 0.17 respectively, for a contribution of 20%.

The overall weighted achievement percentage of 200% (the maximum available), times the target incentive as a percentage of salary, times base salary, yields the dollar figures for each named executive officer shown in column (g) of the Summary Compensation Table on page 29.

Discretion.    Our Organization and Compensation Committee may reduce, but not increase, incentive awards to our executive officers notwithstanding the achievement of specific performance targets. In deciding whether or not to reduce incentive awards and in what amount, the Organization and Compensation Committee may consider, among other things, the Company’s performance in areas not reflected in the stated performance measures, and the officer’s individual performance in light of individual goals and objectives. The Organization and Compensation Committee did not exercise this discretion respecting any named executive officers for 2011.

Long-Term Incentive Awards

Our Objectives.    In keeping with our commitment to provide a total compensation package that favors equity components of pay, long-term incentives traditionally have comprised a significant portion of an executive’s total compensation package. Our objective is to provide executives with long-term incentive award opportunities that are at about the 60th percentile of our comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders.

Our Procedures.    We generally make our long-term incentive awards at the regularly scheduled meeting of our Organization and Compensation Committee in February of each year. By this time, we have our results for the previous year and our annual operating plan for the current year and we are able to set targets and goals for any performance-based awards we may grant. Making our long-term incentive awards early in the year lets our executives know what the criteria are for any performance-based long-term incentive awards so they can keep those goals in mind going forward.

Selecting the Type of Award(s).    Our long-term incentive awards emphasize performance share grants and restricted stock units instead of options. The use of full value shares emphasizes creating long-term shareholder value, reducing shareholder dilution compared to options, effectively managing the financial cost of equity incentives, providing targeted performance incentives (through performance shares) and providing appropriate retention incentives. The actual choice among options, performance shares and restricted stock depends on business conditions and the competitive market for executive talent. These are subject to change periodically, and consequently so is the form of our long-term incentive awards.

In 2011, our long-term incentive awards for senior officers were a combination of restricted stock and performance shares. The restricted stock vests 25% per year over a four-year period. The performance shares vest

33 1 / 3 % per year over a three-year period provided performance targets are met. The performance share targets depend upon meeting prescribed annual goals over a three year period. The combination of awards is structured to provide a meaningful retention incentive while giving management both downside risk and upside potential respecting their awards. For 2011, the awards for senior management (including our named executive officers other than Mr. Asherman) were structured to provide 50% in value in the form of restricted stock and 50% in value in the form of performance shares. In light of Mr. Asherman’s overall responsibility for the Company and to put more of his total compensation at risk based on specific performance factors beyond the stock price, his award was structured to provide 40% in value in the form of restricted stock and 60% in value in the form of performance shares. These awards for 2011 are shown in column (e) of the Summary Compensation Table on page 29; and the same awards for 2011 are shown in more detail in the Grants of Plan-Based Awards Table on page 30. For 2012, in order to reinforce our emphasis on performance and at-risk compensation, the Organization and Compensation Committee has determined that the ratio for executive officers other than Mr. Asherman will be 40% of value in the form of restricted stock and 60% of value in performance shares; with a ratio of 30% in restricted stock and 70% in performance shares for Mr. Asherman.

Determining the Amount of Award(s).    When awarding long-term incentives, we consider each executive officer’s levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at our comparator companies. Applying these factors to our benchmark gives us a target dollar value for executive officer long-term incentive awards. These awards are recommended and approved in the form of this target dollar value. Upon approval of this value and the vehicle for the award by our Organization and Compensation Committee, this dollar value is converted into a number of shares (or options, depending on the form of the award) based on the closing price of the Company’s stock on the date of the Organization and Compensation Committee meeting which approves the award. This conversion is made through pricing models developed and applied in consultation with Meridian. It gives us a number of shares (or options), subject to rounding, that makes the fair market value of the award equal to the approved dollar amount.

The pricing model we use for this conversion is a Black-Scholes model for stock options, or similar pricing model for other types of awards. The model and the assumptions for the model may differ from those used to determine the grant date fair market value of the award under FASB ASC Topic 718, which is the value reported in the tables on pages 29 through 41. For our grants of restricted stock for February 2011, taking into account the advice of our compensation consultants, we applied an economic value of $34.43 /share to convert the dollar amount of the pro forma awards to stock. This was derived by discounting the grant date closing price of $36.20/share to reflect the risk of forfeiture. For our grants of performance shares we applied an economic value of $33.55/share to convert the dollar amount of the pro forma awards to stock to reflect the risk of forfeiture and risk of performance. The specific grants for our named executive officers are shown in the Grants of Plan-Based Awards Table on page 30, giving the number of shares and the value in dollars.

Results.    As noted above, performance shares vest over a three-year period at 33 1/3 % per year provided the three-year performance targets are met. For minimum performance, 50% of the number of shares vest (below this minimum, no shares vest), for target performance, 100% of the number of shares vest, and for maximum performance, up to 200% of the number of shares vest. The performance measure is EPS, which for 2011 was achieved at $2.55/share. For the performance shares granted in 2011, the $2.55/share EPS exceeded the EPS target for maximum performance ($2.25/share) resulting in vesting, based on 2011 performance, of 200% of target shares. For the performance shares granted in 2010, the $2.55 /share EPS exceeded the EPS target for maximum performance ($2.09/share) resulting in vesting, based on 2011 performance, of 200% of target shares. For the performance shares granted in 2009, the $2.55/share EPS exceeded the EPS target for maximum performance ($1.80/share) resulting in vesting, based on 2011 performance, of 200% of target shares.

Determining Option Timing and Exercise Price.    As discussed above, our LTIP requires that the exercise price for any option must be at least equal to 100% of the fair market value of a share on the date the option is granted. It specifies that the date an option is granted is the day on which the Organization and Compensation Committee acts to award a specific number of shares to a participant at a specific exercise price. In addition, the

LTIP stipulates that fair market value is the closing sale price of shares of Company common stock on the principal securities exchange on which they are traded. We follow these requirements in setting the exercise price, which is therefore the grant date closing price.

In the case of retention options, the exercise price is set automatically at the fair market value (closing price) of the stock on the date the retention option was automatically granted, which is the date that the related restricted stock or performance shares vest, which in turn is normally an anniversary of the date the restricted stock was originally granted or the performance shares were earned.

Impact of recruitment.    As an inducement for Mr. Chandler to join the Company, we made a one-time employment grant to him of 7,530 shares of restricted stock on March 1, 2011. Mr. Chandler also received an award of 9,789 shares of restricted stock and 10,046 performance shares as a regular long-term equity award for 2011, based on the long-term incentive opportunity we consider generally appropriate for the position in light of the factors discussed under “Determining the Amount of Award(s).” Meridian provided data to us in connection with Mr. Chandler’s employment offer and that offer was consistent with the Meridian data.

Target Total Compensation.    For 2011, the target total compensation (base salary plus target annual incentive compensation and LTIP amounts) for each of our named executive officers was no greater than a few percentage points above the market value identified by Meridian in their comparator companies compensation review.

Discretionary Awards.    The Organization and Compensation Committee can make discretionary awards and did so to recognize outstanding personal achievement in 2011. This is reflected in column (d) of the Summary Compensation Table on page 29.

Other Matters

Adjustment or Recovery of Payments.    We adopted a formal policy for recovering, at the direction of the Organization and Compensation Committee in its sole discretion, all or any portion of incentive payments (or in the case of a stock award, the value realized by sale of the stock) that are negatively affected by any restatement of the Company’s financial statements as a result of misconduct or fraud. For this purpose, misconduct or fraud includes any circumstance where the forfeiture of an award is required by law, and any other circumstance where the Organization and Compensation Committee determines in its sole discretion that the individual (i) personally and knowingly engaged in practices that materially contributed to material noncompliance with any financial reporting requirement, or (ii) had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company. Requirements of law include Section 304 of the Sarbanes-Oxley Act, under which, if the Company’s financials must be restated as a result of misconduct, then our CEO and CFO must repay incentive compensation, equity based compensation, and stock sale profits if received during the 12-month period following the initial filing of the financial statements that required restatement.

Tax, Accounting and Regulatory Considerations.    We take tax, accounting, and regulatory requirements into consideration in choosing the particular elements of our compensation and in the procedures we use to set and pay those elements. We want to pay compensation in the most tax-effective manner reasonably possible and therefore take tax considerations into account. As discussed above under “Elements of our Compensation,” our decision to provide restricted stock in the form of restricted stock units rather than restricted stock shares is based on the interplay between The Netherlands taxes and applicable tax credits.

We also consider the requirements of Sections 162(m) and 409A of the Code. Section 162(m) provides that payments of compensation in excess of $1,000,000 annually to a covered employee (the CEO and each of the three-highest paid executive officers other than the CFO) will not be deductible for purposes of U.S. corporate income taxes unless it is “performance-based” compensation and is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Incentive Compensation Program and LTIP are designed in a form so that eligible performance-based payments under those plans can qualify as deductible performance-based compensation. Since we want to promote, recognize and reward performance which increases shareholder value, we rely heavily on performance-based compensation programs which will normally meet the requirements for “performance-based” compensation under Section 162(m). However, we pay compensation that does not satisfy the requirements of Section 162(m) where we believe that it is in the best overall interests of the Company.

Section 409A provides that deferred compensation (including certain forms of equity awards) is subject to additional income tax and interest unless it is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Incentive Compensation Program, LTIP, Deferred Compensation Plan, Excess Plan, and change of control severance agreements have been reviewed and revised to conform to these requirements.

Stock Ownership Guidelines.    In 2005, in consultation with Meridian’s predecessor, we adopted stock ownership guidelines for our executive officers requiring that they hold certain amounts of our stock. They are:

CEO	Five times base salary
Executive Vice Presidents	Three times base salary
Vice Presidents	One times base salary

Based on industry practice, there is a specified five-year period for our executives to meet the stock ownership targets from the date of appointment to the executive position, with periodic progress reporting to the Organization and Compensation Committee. As of December 31, 2011, all named executive officers met our stock ownership guidelines.

Advisory (Non-binding) Vote on Executive Compensation in 2011.    At the 2011 Annual General Meeting of Shareholders only 2.2% of the shares voted were against approval of the compensation of our named executive officers. We consider this to be a strong endorsement of both the design of our executive compensation programs and the level of compensation resulting from those programs in light of our corporate performance. Therefore, we plan to continue the compensation policies and procedures strongly supported by our shareholders in 2011, and, further, in 2012 have increased the percentage of total target compensation of our named executive officers that is performance-based and at-risk.

EXECUTIVE OFFICER COMPENSATION TABLES

The following tables summarize the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2011. We have not entered into any employment agreements with any of the named executive officers. The performance-based conditions and criteria for determining amounts payable with respect to our non-equity incentive compensation plan are described above on pages 24 to 27.

SUMMARY COMPENSATION TABLE

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation(2) ($) (i)	Total ($) (j)
Philip K. Asherman, President and Chief Executive Officer	2011	$985,000	$500,000	(3)	$4,325,212	$89,429	$2,462,500	$350,284	$8,712,425
	2010	$985,000	$400,000		$4,272,063	$316,481	$2,093,125	$311,805	$8,378,474
	2009	$955,000	$—		$4,307,162	$830,567	$1,806,860	$180,571	$8,080,160

Lasse Petterson,	2011	$635,419	$—		$1,118,435	$—	$1,142,435	$181,765	$3,078,054
Executive Vice President and Chief Operating Officer(4)	2010	$616,911	$—		$1,011,981	$—	$942,786	$157,630	$2,729,308
	2009	$519,232	$—		$1,702,665	$—	$936,540	$80,349	$3,238,786

Ronald A. Ballschmiede,	2011	$534,810	$—		$1,118,435	$26,073	$854,710	$152,380	$2,686,408
Executive Vice President and Chief Financial Officer	2010	$519,234	$—		$1,065,242	$113,691	$705,344	$136,329	$2,539,840
	2009	$505,000	$—		$952,456	$349,594	$764,368	$82,177	$2,653,595

Daniel M. McCarthy,	2011	$438,920	$—		$720,090	$—	$738,922	$146,498	$2,044,430
Executive Vice President and President Lummus Technology	2010	$422,488	$107,610		$582,667	$—	$609,790	$110,907	$1,833,462

Richard E. Chandler, Jr.,	2011	$342,125	$—		$955,312	$—	$510,000	$52,638	$1,860,075
Executive Vice President, Chief Legal Officer & Secretary(5)

(1)

The amounts in columns (e) and (f) represent the aggregate grant date fair market value of equity awards and the aggregate grant date fair market value of option awards under the Long-Term Incentive Plan, each computed in accordance with FASB ASC Topic 718, for the fiscal years ended December 31, 2011, 2010, and 2009. Assumptions for the calculation of amounts in columns (e) and (f) are included in note 14 to the Company’s audited financial statements for the year ended December 31, 2011, filed with the SEC on February 24, 2012. For the current year, these awards are also reflected in the Grants of Plan-Based Awards Table on page 30. The performance share grants included in column (e) may vest between 0% and 200% depending on performance, as explained in note (2) to the Grants of Plan-Based Awards table.

(2)

The compensation reported for 2011 represents personal benefits, contributions by us to our 401(k) Plan and Excess Plan, whether vested or unvested, and life insurance premiums for the benefit of the executive. The amount of contributions to the 401(k) Plan and Excess Plan, respectively, whether vested or unvested, contributed or currently expected to be contributed with respect to compensation earned in 2011 for each named executive officer are as follows: Philip K. Asherman, $22,050, $254,981; Lasse Petterson, $22,050, $119,988; Ronald A. Ballschmiede, $22,050, $89,564; Daniel M. McCarthy, $22,050, $82,019; and Richard E. Chandler, Jr., $22,050, $8,741. Personal benefits consisted of Company leased vehicles or allowances for vehicles and vehicle maintenance, club membership fees, financial planning assistance and physicals for the executive and his or her spouse, all of which are valued at the actual cost charged to us. Personal benefits in excess of the greater of $25,000 or 10% of the total amount of personal benefits for such executive officer: Mr. Asherman, car allowance and related fuel and maintenance costs, $36,858. Mr. Asherman is a member of the Supervisory Board but receives no additional compensation for being a member of the Supervisory Board.

(3)	The discretionary bonus was awarded on December 1, 2011 payable in 12,291 shares of Company stock based on the closing price of the stock on that date. The stock was distributed on February 16, 2012.

(4)	Mr. Petterson joined the Company on February 9, 2009.

(5)	Mr. Chandler joined the Company on March 1, 2011.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (i)	All Other Stock Awards: Number of Securities Underlying Options(4) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($) (l)
Name (a)	Grant Date (b)	Threshold(1) ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Philip K.
Asherman	02/17/2011	$0	$1,231,250	$2,462,500	36,215	72,429	144,858	47,052	—	—	$4,325,212
	02/22/2011								4,356	$33.63	$89,429

Lasse
Petterson	02/17/2011	$0	$571,217	$1,142,435	7,824	15,648	31,296	15,248	—	—	$1,118,435

Ronald A.
Ballschmiede	02/17/2011	$0	$427,355	$854,710	7,824	15,648	31,296	15,248	—	—	$1,118,435
	02/22/2011								1,270	$33.63	$26,073

Daniel M.
McCarthy	02/17/2011	$0	$369,461	$738,922	5,038	10,075	20,150	9,817	—	—	$720,090

Richard E.
Chandler, Jr.	03/01/2011	$0	$255,000	$510,000	5,023	10,046	20,092	17,319	—	—	$955,312

(1)

Awards under the Incentive Compensation Program establish threshold (minimum) performance targets, as explained on page 24. However, no incentive compensation is paid for mere threshold (minimum) achievement. Incentive compensation becomes payable only to the extent the thresholds are exceeded. The amount payable for target achievement is shown in column (d). The amount shown in column (e) is the maximum of 200% of such target amount. These amounts are based on the individual’s current salary and position. The actual payments resulting from these awards for 2011 are shown in column (g) of the Summary Compensation Table.

(2)

The amounts shown in column (f) reflect the minimum stock awards of performance shares under our Long-Term Incentive Plan which is 50% of the target award shown in column (g). The amount shown in column (h) is 200% of such target award. Performance shares vest 33 1/3% per year based on earnings per share targets for the preceding year as of the end of the applicable performance period. The grant date fair market value of these awards for 2011 is also included in column (e) of the Summary Compensation Table. The actual stock awards for 2011, based on 2011 performance for these awards plus performance stock awards granted in 2010 and 2009, are discussed on page 26.

(3)

These awards are restricted stock units made under our Long-Term Incentive Plan, which vest 25% per year over four years on the anniversaries of the grant date. If dividends are paid on shares, participants are paid as compensation at the same time and on the same basis as the underlying restricted stock vests at an amount equal to accumulated dividends. The grant date fair market value of these awards is also included in column (e) of the Summary Compensation Table.

(4)

These options are “retention options” under our Long-Term Incentive Plan and were granted upon the vesting of performance shares or restricted stock in an amount equal to 40% of the number of shares that vested under such awards. Each retention option vests in seven years but may vest in three years from the date of grant if the holder has held continuously until such date shares awarded as performance shares or shares granted as restricted shares or units for which restrictions have lapsed.

(5)	The grant date fair market values of stock and option awards are computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)				Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Philip K. Asherman	7,000		$11.565	07/01/2013	9,754	(2)	368,701	$105,402	(6)	$3,984,196
	9,990		$30.510	02/21/2017	104,850	(3)	3,963,330	$78,125	(7)	$2,953,125
	9,136		$29.610	02/28/2017	57,089	(4)	2,157,964	$72,429	(8)	$2,737,816
	22,902		$9.280	12/05/2018	47,052	(5)	1,778,566
	160,757		$8.190	02/20/2019
	3,380		$14.120	02/12/2014
	7,000		$13.910	07/01/2014
	9,991		$45.310	02/21/2018
	4,356		$45.360	02/22/2018
	17,473		$47.000	02/27/2018
		1,126	$23.655	03/09/2015
		7,000	$22.910	07/01/2015
		9,991	$8.190	02/21/2019
		4,356	$8.190	02/22/2019
		9,991	$22.100	02/21/2020
		12,351	$22.280	02/22/2020
		4,356	$33.630	02/22/2021
Lasse Petterson					37,500	(9)	$1,417,500	$16,469	(6)	$622,528
					24,574	(3)	$928,897	$15,462	(7)	$584,464
					16,949	(4)	$640,672	$15,648	(8)	$591,494
					15,248	(5)	$576,374
Ronald A. Ballschmiede	12,110		$9.280	12/05/2018	2,698	(2)	$101,984	$19,433	(6)	$734,567
	4,430		$30.510	02/21/2017	28,998	(3)	$1,096,124	$16,276	(7)	$615,233
	4,430		$45.310	02/21/2018	17,841	(4)	$674,390	$15,648	(8)	$591,494
	1,270		$45.360	02/22/2018	15,248	(5)	$576,374
	3,790		$47.000	02/27/2018
	68,006		$8.190	02/20/2019
		4,430	$8.190	02/21/2019
		1,270	$8.190	02/22/2019
		4,430	$22.100	02/21/2020
		3,602	$22.280	02/22/2020
		1,270	$33.630	02/22/2021
Daniel M. McCarthy					1,220	(2)	$46,116	$9,881	(6)	$373,502
	40,400		$8.190	02/20/2019	14,745	(3)	$557,361	$8,902	(7)	$336,496
					9,759	(4)	$368,890	$10,075	(8)	$380,835
					9,817	(5)	$371,083
Richard E.Chandler, Jr.					7,530	(10)	$284,634	$10,046	(12)	$379,739
					9,789	(11)	$370,024

(1)

Options granted December 5, 2008 and expiring December 5, 2018, and options granted February 20, 2009 and expiring February 20, 2019, become vested in two 50% installments on the first and second anniversaries of the respective grant date. All other options are “retention options” that vest on the seventh anniversary of the grant of the option, but may vest on the third anniversary of the grant if the holder has held continuously until such date shares awarded as performance shares or granted as restricted shares or units for which restrictions have lapsed.

(2)	Restricted stock awarded 2/22/08 is scheduled to vest ratably each year through 2/22/12.

(3)	Restricted stock awarded 2/20/09 is scheduled to vest ratably each year through 2/20/13.

(4)	Restricted stock awarded 2/19/10 is scheduled to vest ratably each year through 2/19/14.

(5)	Restricted stock awarded 2/17/11 is scheduled to vest ratably each year through 2/17/15.

(6)	Performance shares awarded 2/20/09 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(7)	Performance shares awarded 2/19/10 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(8)	Performance shares awarded 2/17/11 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(9)	Restricted stock awarded 2/09/09 is scheduled to vest ratably each year through 2/09/13.

(10)	Restricted stock awarded 3/01/11 is scheduled to vest ratably each year through 3/01/15.

(11)	Restricted stock awarded 3/01/11 is scheduled to vest ratably each year through 3/01/15.

(12)	Performance shares awarded 3/01/11 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

OPTION EXERCISES AND STOCK VESTED

The following table includes information with respect to restricted stock and performance share vesting, and options exercised, by the named executive officers in 2011.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1)		Value Realized on Vesting ($) (e)
Philip K. Asherman	—	—	92,098	(1)	$3,256,598
			337,214	(2)	$14,979,046
Lasse Petterson	—	—	36,686	(1)	$1,293,060
			58,832	(2)	$2,613,317
Ronald A. Ballschmiede	—	—	26,318	(1)	$930,667
			65,574	(2)	$2,912,797
Daniel M. McCarthy	—	—	11,843	(1)	$421,972
			35,380	(2)	$1,571,580
Richard E. Chandler, Jr.	—	—	6,698	(2)	$297,525

(1)	Restricted stock vesting in 2011.

(2)	Performance shares earned in 2011.

NONQUALIFIED DEFERRED COMPENSATION

We adopted the Excess Plan to provide retirement benefits for our eligible employees (including executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. We contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to participants’ 401(k) Plan accounts but for the Code limitations, and the contributions actually made to participants’ 401(k) Plan accounts. Contributions to the Excess Plan are paid into a rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. Executives can change the election of investments at any time without restriction. At the time an executive becomes a participant, he or she elects whether distribution will occur on a designated date, or upon termination of employment or a designated date thereafter. Executives are not permitted to make contributions to the Excess Plan.

We have also adopted the Deferred Compensation Plan. Contributions to the Deferred Compensation Plan are paid into a rabbi trust. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. Executives make contributions to the Deferred Compensation Plan at the time they are paid compensation. Executives can change the election of investments at any time without restriction.

The following table summarizes certain nonqualified deferred compensation contributions made or currently planned to be made for 2011 pursuant to our Excess Plan. No named executive officers contributed to the Deferred Compensation Plan in 2011.

Name(a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Philip K. Asherman	$—	$254,981	$(4,008)	$—	$1,086,422
Lasse Petterson	$—	$119,988	$(6,153)	$—	$258,133
Ronald A. Ballschmiede	$—	$89,564	$(6,811)	$—	$358,232
Daniel M. McCarthy	$—	$82,019	$(3,112)	$—	$338,325
Richard E. Chandler, Jr.	$—	$8,741	$—	$—	$8,741

All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table for the last completed fiscal year. Amounts in the “Aggregate Balance” column that represent past contributions have been reported in the Summary Compensation Table of the Proxy Statements in prior years. No amounts reported as earnings have been reported as compensation to the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Vesting or Payment of Benefits, Absent a Change of Control.

Incentive Compensation Program.    Compensation under the Incentive Compensation Program may be payable in part, and equity awards under the LTIP may continue to vest, on certain terminations of employment. Generally, no incentive compensation is paid if employment terminates before the last day of the incentive compensation year. However, pro rata annual incentive compensation, based on the time the executive officer is actually employed during the incentive compensation year, may be payable if termination of employment occurs by retirement, death or disability. “Retirement” for this purpose is a termination of employment after age 65, or after 30 years of service, or after age 55 with 10 years of service.

LTIP.    Generally awards under the LTIP are forfeited if employment terminates before the vesting date provided in the applicable award agreement. However, the award agreements provide that upon termination of employment for death, retirement, disability or dismissal for the convenience of the Company (other than an involuntary termination of employment for willful misconduct or gross negligence as it may be determined by the Organization and Compensation Committee) any unvested options will continue to vest and be exercisable for a period of up to five years after the date of termination or ten years after the date of grant, whichever is earlier, and any unvested restricted stock awards will immediately vest. Performance shares granted before 2011 provide that any performance shares that would vest for performance in the year of termination will also vest if performance metrics are met for that year. In order to encourage a long-term decision making perspective for senior management approaching retirement, performance shares granted after 2010 provide that if termination is a result of death, disability or retirement, any performance shares that would vest for performance in any of the following years will also vest if performance metrics are met for the respective year. If the retirement, death, disability or dismissal for the convenience of the Company of an executive officer occurred on the last business day of 2011, the number of options and shares of restricted stock that would continue to vest would be the same as the number of unexercisable options and the number of shares that have not vested shown in columns (c) and (g) and (h) (as applicable) of the Outstanding Equity Awards at Fiscal Year-End table above.

Nonqualified Deferred Compensation Plan.    To the extent elected by the executive, vested nonqualified deferred compensation would be payable upon any termination of employment up to the vested amount of the aggregate account balance as shown in column (f) of the Nonqualified Deferred Compensation table above.

Broad-Based Benefit Arrangements.    The Company also provides death and disability benefits, 401(k) plan benefits, and medical benefits under broad-based plans that do not discriminate in scope, terms or operation in favor of its executive officers and that are available generally to all eligible U.S. salaried employees. Prior to January 1, 2009, termination of employment by retirement as defined in the applicable plan entitled our employees (including our named executive officers) to post-retirement medical benefits. Effective January 1, 2009, for employees (including executive officers) hired on or after that date but before January 1, 2011, we revised our retiree medical plan to eliminate post-retirement medical benefits after age 65. Effective January 1, 2011, for employees (including executive officers) hired on or after that date, no post-retirement medical benefits (pre-65 or post-65) are provided.

Change of Control and Severance Benefits for Named Executive Officers.

Severance Benefits.    We have no general severance benefit plans covering named executive officers. Depending on the circumstances we may enter into specific separation agreements with executive officers (or others) who leave the Company.

Change of Control Agreements.    As of December 31, 2011, we had substantially identical change of control severance agreements (“Agreements”) with our chief executive officer and his executive officer direct reports hired before 2011, and a similar change of control severance agreement with the executive officer hired after 2010 (The variant features of the post-2010 agreement are described below under Special Payments Relating to a Change in Control.) These Agreements are intended to assure the retention and performance of executives if a “change of control” of the Company is pending or threatened. They are designed to reduce the distraction of our executives that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are competitive with those of similarly-situated corporations.

Each Agreement provides for acceleration and payment of certain previously awarded benefits upon a change of control of the Company and certain additional benefits upon the executive’s termination of employment by the Company without “cause,” or by the executive with “good reason,” within a three-year period following the change of control. This period is set at three years to avoid giving the post-change Company a financial incentive to avoid severance obligations by keeping the executive employed in an unproductive capacity until his or her entitlement to those benefits expires. The Agreements also address termination within that period by the Company for cause, by the executive other than for good reason, or upon death or disability.

Under the Agreements, “change of control” generally is defined as the acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 75% of Chicago Bridge & Iron Company (“Chicago Bridge”), or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). The Agreements use a 25% threshold to define a change of control because the stock ownership of the Company is fairly widely distributed, and a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.

Accelerated Vesting and Payment of Deferred Benefits Upon a Change of Control.    The Agreements do not provide “single trigger” benefits payable solely upon a change of control. However, they do provide for accelerated vesting and payment of certain previously awarded benefits. Specifically, upon a change of control, the executive is entitled to receive payment of minimum pro-rata target incentive compensation, vesting in options, restricted shares and performance shares, and (if the change of control also meets the conditions of Section 409A of the Code for accelerated payment of deferred compensation), vesting and an immediate lump sum cash payment of all deferred compensation and of the value of all performance shares assuming achievement of target performance goals. The provisions for accelerated vesting and payment of deferred benefits are intended to avoid the risk of potential non-payment by the post-change Company, and to reflect that, depending on the post-change circumstances of the Company, it may be difficult, impossible or meaningless to apply pre-change targets for performance-based compensation. The applicable amounts of these benefits and the other benefits described here are shown in the tables below for each current named executive officer.

Benefits Payable or Provided upon a Change of Control and Termination Without Cause or For Good Reason.    The Agreements provide “double trigger” benefits upon termination of employment by the Company without cause or by the executive for good reason during the three-year period following a change of control. In those events, the executive will be entitled to a lump sum payment of three times the sum of his or her annual minimum base salary plus minimum annual incentive compensation (which is at least equal to target incentive compensation). The factor of three is intended to cover the period that it might take a senior executive to find comparable employment. In addition, the promise of change of control severance benefits in these events is intended generally to supply adequate and sufficient consideration for the executive’s non-competition obligations described below. The executive will also be entitled to a payment of pro-rata minimum incentive compensation for the year of termination, payment of deferred compensation (to the extent not paid upon the change of control), continuation for him or her and his or her dependents of medical and other benefits for a three-year period after termination of employment, payment of the amount (if any) of 401(k) Plan benefits forfeited upon termination of employment; and to receive Company-provided outplacement services. Benefit continuation for a three-year period is intended to cover the period that it might take a senior executive to find employment providing comparable benefits and to cushion the executive and his or her family against the possibility that no subsequent employment would provide comparable benefits. The executive has no duty to mitigate these benefits by seeking subsequent employment and they are not reduced for compensation or benefits in subsequent employment. The executive (as well as dependents if applicable) if otherwise eligible for post-retirement medical benefits is further entitled to post-termination medical coverage beginning at the later of age 50 or expiration of the three-year period after termination of employment, at active employee rates until age 65 and at retiree rates after age 65. These medical coverage benefits are secondary to any benefits the executive may receive through subsequent employment. Mr. Chandler joined the Company after January 1, 2011, when post-retirement medical benefits were eliminated for employees hired after that date. Therefore he is not entitled to post-retirement medical benefits after expiration of the three-year benefit continuation period described above.

For purposes of these Agreements, “cause” includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. The executive is entitled to certain procedural protections before the Company can terminate employment for “cause.” “Good reason” for resignation generally includes any adverse changes in the executive’s duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, incentive compensation, work location, plan and other payments, benefits and perquisites called for by the Agreement, other breach of the Agreement by the Company or adverse change in the terms and conditions of the executive’s employment, initiating a termination for cause without completing the termination within 90 days in compliance with the Agreement, any other purported termination of executive’s employment not contemplated by the Agreement, or failure of a successor to assume and perform the Agreement.

Benefits Payable or Provided upon Change of Control and Voluntary Termination, Death or Disability.    On voluntary termination by the executive without good reason during the three-year period following a change of control, the executive is entitled to payment of pro-rata minimum incentive compensation for the year of termination and payment of deferred compensation (to the extent not paid upon the change of control). On termination for disability or death during that three-year period, the executive (or his or her beneficiaries) is entitled to benefits under the Company’s broad-based disability and death plans with no enhancement except that such benefits may not be reduced below the greatest benefit level in effect during the 90-day period preceding the Change of Control. Upon termination for cause during the three-year period the executive is entitled to payment of deferred compensation (to the extent not paid upon the change of control). Upon any termination of employment during that three-year period, the executive is entitled to salary and accrued vacation pay through the termination date and reimbursement of business expenses incurred prior to termination.

Special Payments Relating to a Change in Control.    The Agreements executed before 2011 provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code. While the Company continues to honor pre-2011 Agreements, as we have previously reported, Agreements after 2010 no longer include this reimbursement provision. Accordingly, Mr. Chandler’s Agreement does not include that reimbursement provision, and provides instead that the value of change-of-control benefits will be limited to an amount (generally, 299% of average compensation for the past five years) sufficient to avoid the excise tax, unless the net after tax-amount of the full benefits payable to the executive after taking the excise tax into account is at least 105% of such limited amount. Under all Agreements, the Company will also reimburse the executive’s legal fees and related costs incurred to obtain benefits under the Agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement.

Applicable Restrictive Covenants.    In exchange for the above benefits, the Agreements impose certain obligations on the executive that apply during employment (before or after a change of control) and after any termination of employment, including terminations of employment before any change of control happens, and regardless of the reason for termination of employment. These are an obligation to maintain the confidentiality of Company confidential information, not to engage directly or indirectly in competition with the Company, and not to solicit employees, customers, vendors and suppliers away from the Company or otherwise interfere with the Company’s customer, vendor and supplier relationships. A competitive business is defined to be any construction and engineering business specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever in the world the Company does business. The executive agrees that these covenants may be specifically enforced against him or her by injunction.

Tabular Disclosures of Potential Benefits Paid or Provided Upon Change in Control.    The following tables tally the benefits that would be paid or provided for each of the named executive officers if a change of control and a simultaneous without cause or good reason termination, a voluntary resignation without good reason, or a termination for cause, occurred on the last business day of 2011, applying the closing price of Company stock on that day (which was $37.80 per share). (Benefits upon death or disability are omitted because they would be the same as under the Company’s broad-based plans as discussed above.) A voluntary resignation without good reason on that date by Messrs. Asherman, Ballschmiede and McCarthy would qualify as a “retirement” entitling those officers to incentive compensation, equity vesting and eligibility for the Company’s retiree medical benefit program, without regard to the change of control severance agreements. The amount shown for these retirement-eligible executives for vesting of performance shares granted in 2011 assumes those shares would continue to vest at target upon attainment of target performance objectives. In addition, whether or not the termination is a retirement, Messrs. Asherman, Basllschmiede, and McCarthy would be fully vested in their benefits under the 401(k) Plan and the Excess Plan. A voluntary resignation without good reason on that date by Messrs. Petterson and Chandler would not qualify as a “retirement” and neither of Messrs. Petterson nor Chandler would be fully vested in their benefits under the 401(k) Plan or the Excess Plan or be eligible for retiree medical benefits.

The table assumes that upon a termination for cause, the Organization and Compensation Committee would exercise its discretion to reduce any incentive compensation otherwise payable to zero even if the executive would otherwise qualify for “retirement” under the Incentive Compensation Program, and that no change of control benefits would be payable. (Accordingly, benefits on termination for cause would consist only of unpaid salary through the date of termination and other accrued vested benefits. For this reason, benefits upon termination for cause are omitted from the tables.) For purposes of the Section 4999 gross-up, the amount in the table is based on the assumptions of an excise tax rate of 20%, a marginal federal income tax rate of 35.0%, a 1.45% Medicare tax rate and state income tax rate applicable to the named executive officer, and the assumptions that no amounts will be attributed to reasonable compensation before or after the change of control and that no value will be attributed to the executive’s non-competition covenant. The value of health plan benefits is based upon and assumes that the executive will continue paying applicable employee (or retiree) premiums for coverage for the maximum period permitted by the Agreement. The table also assumes that the executive will not incur legal fees or related costs in enforcing the Agreement.

CHANGE OF CONTROL BENEFITS — PHILIP K. ASHERMAN

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$2,462,500	$2,462,500
Equity award vesting
Options	$911,683	$911,683
Restricted Stock	$8,268,561	$8,268,561
Performance Shares	$9,675,137	$9,675,137
Deferred Compensation	$831,441	$831,441
Severance payment	$—	$10,342,500
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$197,000
Benefit plan continuation
Medical (including dental and vision)	$42,356	$194,351
Disability	$—	$2,001
Life insurance	$—	$3,650
Excise tax gross-up	$—	$4,442,977

CHANGE OF CONTROL BENEFITS — LASSE PETTERSON

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$—	$1,142,435
Equity award vesting
Options	$—	$—
Restricted Stock	$—	$3,563,444
Performance Shares	$—	$1,798,486
Deferred Compensation	$—	$138,144
Severance payment	$—	$5,388,486
Payment of 401(k) forfeiture	$—	$55,615
Outplacement	$—	$130,745
Benefit plan continuation
Medical (including dental and vision)	$—	$211,382
Disability	$—	$2,001
Life insurance	$—	$3,650
Excise tax gross-up	$—	$3,352,513

CHANGE OF CONTROL BENEFITS — RONALD A. BALLSCHMIEDE

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$854,710	$854,710
Equity award vesting
Options	$299,527	$299,527
Restricted Stock	$2,448,873	$2,448,873
Performance Shares	$1,941,295	$1,941,295
Deferred Compensation	$268,668	$268,668
Severance payment	$—	$4,214,790
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$110,044
Benefit plan continuation
Medical (including dental and vision)	$34,159	$200,887
Disability	$—	$2,001
Life insurance	$—	$3,650
Excise tax gross-up	$—	$1,768,660

CHANGE OF CONTROL BENEFITS — DANIEL M. MCCARTHY

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$738,922	$738,922
Equity award vesting
Options	$—	$—
Restricted Stock	$1,343,450	$1,343,450
Performance Shares	$1,090,832	$1,090,832
Deferred Compensation	$256,306	$256,306
Severance payment	$—	$3,853,029
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$109,084
Benefit plan continuation
Medical (including dental and vision)	$40,347	$100,061
Disability	$—	$2,001
Life insurance	$—	$3,650
Excise tax gross-up	$—	$2,032,104

CHANGE OF CONTROL BENEFITS — RICHARD E. CHANDLER, JR.

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$—	$510,000
Equity award vesting
Options	$—	$—
Restricted Stock	$—	$654,658
Performance Shares	$—	$379,739
Deferred Compensation	$—	$—
Severance payment	$—	$2,843,250
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$87,550
Benefit plan continuation
Medical (including dental and vision)	$—	$57,020
Disability	$—	$2,001
Life insurance	$—	$3,650
Excise tax gross-up	$—	$0

DIRECTOR COMPENSATION

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	All Other Compensation ($)(4) (g)	Total ($) (h)
L. Richard Flury(5)	$141,000	$124,987	$—	$3,620	$269,607
J. Charles Jennett	$78,000	$124,987	$—	$6,379	$209,366
W. Craig Kissel(6)	$68,000	$124,987	$—	$1,722	$194,709
Larry D. McVay(6)	$78,000	$124,987	$—	$2,064	$205,051
Gary L. Neale(7)	$88,000	$124,987	$—	$8,783	$221,770
Michael L. Underwood	$86,000	$124,987	$—	$775	$211,762
Marsha C. Williams	$71,000	$124,987	$—	$775	$196,762

(1)

Philip K. Asherman, President and Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a member of the Supervisory Board. The compensation received by Mr. Asherman as our employee is shown in the Summary Compensation Table on page 29.

(2)

Reflects the grant date fair market value computed in accordance with FASB ASC Topic 718. The number of stock awards outstanding at the end of the last completed year for each member of the Supervisory Board was 3,186. The stock awards were granted in May 2011.

(3)	The number of option awards outstanding at the end of the last completed year for Mr. Flury was 4,000. All other outside members of the Supervisory Board had no option awards outstanding.

(4)	All other compensation includes the 15% discount on shares purchased (described below), above market interest on deferred compensation, and dividends on stock awards, as applicable.

(5)

Mr. Flury is non-executive Chairman of the Supervisory Board. Mr. Flury receives 50% of his fees earned in cash, and as described below defers until 2017 42% of fees in cash and 8% of fees to purchase Company stock.

(6)	Messrs. Kissel and McVay each receive 92% in cash and apply 8% of fees to purchase Company stock.

(7)	Mr. Neale receives 50% of his fees earned in cash, and as described below defers until one year after retirement 42% of fees converted to Company stock and 8% to purchase Company stock.

As approved at the 2010 annual meeting of shareholders, members of the Supervisory Board received in 2011 as compensation for their services as members of the Supervisory Board an annual retainer of $50,000, paid in quarterly installments, and $1,500 for attendance at each Supervisory Board meeting, except the non-executive Chairman of the Supervisory Board who received an annual retainer of $120,000. Committee chairmen receive an annual retainer as follows: Audit Committee Chairman, $15,000, Organization and Compensation Committee Chairman, $15,000, Nominating Committee Chairman, $10,000, Corporate Governance Committee Chairman, $10,000, and Strategic Initiatives Committee Chairman, $5,000. Those who serve on Supervisory Board committees received $1,000 for each committee meeting attended. The amounts of fees earned or paid shown in column (b) represent the retainers, meeting fees and committee chairman fees. As approved at the 2010 annual meeting of shareholders, members of the Supervisory Board also receive an annual equity retainer in the amount of $125,000 paid in restricted stock, priced as of the close of the market on the day the grant is made and which vest on the first anniversary of the date of grant.

Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation in the form of cash or stock. Fees deferred in the form of cash are credited with interest at the rate of prime plus 1%, updated quarterly based on the prime rate for the first business day of each calendar quarter as published in the Wall Street Journal. For fees deferred in the form of stock, the number of shares of our stock is determined by dividing the fees earned by the closing price per share of our stock on the New York Stock Exchange on the first trading day preceding the respective Supervisory Board meeting and such shares earn dividends at the regular rate and are converted into additional shares based on the closing price per share of our stock on the New York Stock Exchange on the dividend payment date. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director’s fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange on the first trading day following the end of each calendar quarter. Shares are issued either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board.

In 2005, we adopted stock ownership guidelines for our members of the Supervisory Board. They are that each member of the Supervisory Board owns shares in our stock equal to at least five times the annual retainer. There is a five-year period for members of the Supervisory Board to meet these stock ownership targets. All members of the Supervisory Board satisfy these stock ownership guidelines.

RISK ANALYSIS

The Organization and Compensation Committee has considered the Company’s executive compensation structure to identify any design elements that might encourage excessive risk taking; and taking into account the comments of Meridian in their review requested by the Organization and Compensation Committee, does not believe the Company’s compensation practices present risks that are reasonably likely to have a material adverse effect on the Company.

The Company’s overall compensation philosophy, peer group selection process, and positioning are consistent with typical market practices. The mix of corporate and individual objectives to measure performance, coupled with the Organization and Compensation Committee’s discretion to reduce any annual cash incentive awards otherwise determined by the corporate objectives, should mitigate excessive risk taking by tying payout to multiple elements. Further, the use of both performance shares and restricted stock to provide long-term incentives similarly mitigates the risk of any one vehicle creating undue incentive to take on excessive risk. The Company emphasizes earnings per share as a performance measure, which is consistent with shareholder value creation.

In addition, the Company has shareholding requirements for executive officers, and the Organization and Compensation Committee has established a clawback policy that allows it to recover both cash compensation and performance-based equity awards negatively affected by fraud or misconduct resulting in a material restatement of the Company’s financial statements. The Organization and Compensation Committee will continue to monitor the Company’s compensation structure from the point of view of not encouraging risks inconsistent with the interests of our shareholders.

ITEM 3    ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, you will be asked to vote on a non-binding, advisory resolution, commonly known as management “say-on-pay,” to approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and related tables and narrative disclosure on pages 16 to 41 of this Proxy Statement. This advisory shareholder vote gives you the opportunity to endorse or not endorse the compensation we pay our named executive officers.

The Company and its Supervisory Board and Organization and Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this Proxy Statement. We believe that our compensation policies and procedures are competitive, focused on pay for performance and strongly aligned with the long-term interests of our stockholders. They enable us to attract and retain talented executives who are critical to our business objectives of high growth and strong execution. We believe that our compensation philosophies, policies and objectives do not present or encourage excessive or unacceptable risks. As always, the Organization and Compensation Committee will continue to review all elements of the executive compensation program on a regular basis and external trends in compensation and take any steps it deems necessary to continue to fulfill the objectives of the program. Among other things:

•	We do not have employment agreements with our named executive officers. Each of them is employed “at will” and expected to provide exceptional personal performance to remain on the executive team;

•	We have significant stock ownership by our executives, reinforced by stock ownership guidelines, making their interests congruent with those of our shareholders;

•

We stress performance and at-risk compensation by providing a significant portion of long-term incentives (60% for executive officers other than Mr. Asherman, 70% for Mr. Asherman) in the form of performance shares, with the value dependent on meeting specified corporate performance targets, and not just the market price of the stock.

•

In 2011, 85% of the total compensation of our chief executive officer was incentive and stock based compensation, and on average was 74% for our other named executive officers. This strongly aligns executive rewards with annual, medium and long-term Company performance, including long-term stock price performance;

•	For annual cash incentive and long-term equity compensation, our named executive officers participate in the same plans under the same formulas as senior management employees generally;

•	Both the Organization and Compensation Committee and its independent compensation consultant have reviewed our compensation programs to ensure they do not encourage excessive risks;

•	We do not have defined benefits, supplemental retirement benefits or actuarial retirement benefits. Our named executive officers get the same plan benefits as our salaried employees generally; and

•

The Organization and Compensation Committee’s independent compensation consultant does not perform any services for the Company other than those that support the Organization and Compensation Committee.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Supervisory Board. This means it will not overrule any decision by the Company or the Supervisory Board, create or change any fiduciary duties of the Company, the Supervisory Board, or its Organization and Compensation Committee, or create, reverse or nullify any legal obligation of the Company. However, the Organization and Compensation Committee will consider the outcome of the vote when reviewing and determining future executive compensation arrangements.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the advisory (non-binding) approval of the proposal to approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and related tables and narrative disclosure.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED TABLES AND NARRATIVE DISCLOSURE.

ITEM 4	ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, the shareholders will vote on a non-binding, advisory proposal regarding the frequency of the advisory shareholder vote on executive compensation discussed in Item 3 in this Proxy Statement. Shareholders will have the opportunity to cast an advisory vote on whether the shareholder vote on executive compensation should occur every 1, 2 or 3 years. Shareholders may also abstain from voting on the matter.

Because your vote is advisory, it will not be binding upon the Company or the Supervisory Board. This means it will not overrule any decision by the Company or the Supervisory Board, create or change any fiduciary duties of the Company, the Supervisory Board, or its Organization and Compensation Committee, or create, reverse or nullify any legal obligation of the Company. However, the Supervisory Board will take into account the outcome of the vote when considering the frequency of the advisory shareholder vote on executive compensation.

The Supervisory Board recommends voting for an advisory stockholder vote on executive compensation every year. We emphasize, however, that you are not voting to approve or disapprove the Supervisory Board’s recommendation. Instead, your proxy card provides you with four options regarding this non-binding, advisory proposal. You may cast an advisory vote for the stockholder vote on executive compensation to occur every 1, 2 or 3 years, or you may abstain from voting on the matter.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for advisory (non-binding) approval of one of the alternatives presented (1, 2 or 3 years). If none of the alternatives presented receive a majority vote, we will consider the alternative receiving the highest number of votes cast by our shareholders to be the frequency that has been selected on an advisory basis by our shareholders. However, because the vote is advisory (non-binding), the Supervisory Board may decide that it is in the best interest of the Company to hold an advisory vote more or less frequently than that receiving the highest number of votes.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

ITEM 5	ADOPTION OF ANNUAL ACCOUNTS FOR 2011

At the Annual Meeting, you will be asked to authorize the preparation of our Dutch statutory annual accounts and annual report of our Management Board in the English language and to adopt our Dutch statutory annual accounts for the year ended December 31, 2011 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles (“Dutch GAAP”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”). Dutch GAAP generally requires us to amortize goodwill and indefinite lived intangible assets, which is not required under US GAAP. In addition, the Management Report required by Dutch law, similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2011 Annual Report to Shareholders (“Annual Report”), also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the Annual Accounts can be accessed through our website, www.cbi.com, and may be obtained free of charge by request to our principal executive offices at Oostduinlaan 75, 2596 JJ The Hague, The Netherlands and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624 Attn: Investor Relations.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts and to authorize the preparation of our Dutch statutory annual accounts and annual report in the English language.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN THE ENGLISH LANGUAGE.

ITEM 6	DISTRIBUTION FROM PROFITS

Our Articles of Association provide that the general meeting of shareholders may resolve to make distributions from profits. During 2011, we distributed four quarterly distributions (interim dividends) in cash in anticipation of the final dividend for the year. The interim dividends were distributed on March 31, June 30, September 30 and December 30, each at the rate of $0.05 per share, for an aggregate interim cash dividend of $0.20 per share.

We propose that no further distributions be made and that the final dividend for 2011 shall equal the aggregate of the four interim dividends in cash amounting to $0.20 per share and that such amounts shall be charged to profits.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the final dividend.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISTRIBUTION OF THE FINAL DIVIDEND FOR 2011.

ITEM 7	DISCHARGE OF SOLE MEMBER OF THE MANAGEMENT BOARD

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability in respect of the exercise of their management duties during the financial year concerned. During 2011, the sole member of the Management Board was Chicago Bridge & Iron Company B.V., our indirect wholly-owned subsidiary. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the sole member of the Management Board from liability in respect of the exercise of its management duties during 2011.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE SOLE MEMBER OF THE MANAGEMENT BOARD FROM LIABILITY FOR 2011.

ITEM 8	DISCHARGE OF MEMBERS OF THE SUPERVISORY BOARD

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2011.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF THE SUPERVISORY BOARD FROM LIABILITY FOR 2011.

ITEM 9	APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Supervisory Board has recommended that Ernst & Young LLP (“E&Y”) be appointed as our independent registered public accounting firm for the year ending December 31, 2012. E&Y has acted as our independent registered public accounting firm since 2005. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint E&Y as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2012.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

ITEM 10	EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 2, 2013

Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the 2011 annual meeting, you authorized the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions or by means of self-tender offer or offers, at prices ranging up to 110% of the market price at the time of the transaction. Since the 2011 annual meeting and as of February 27, 2012, we had repurchased 2,079,327 shares at the market price at the time of the transaction under this authority. Such authority currently expires November 4, 2012.

The Management Board believes that we would benefit by extending the authority of the Management Board, acting with the approval of our Supervisory Board, to repurchase our shares. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may offer us the possibility of strengthening the value of our shares. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The number of shares held by us, or our subsidiaries, may generally never exceed 10% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or, based on the number of shares currently outstanding, approximately ten million shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 2, 2013.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend until November 2, 2013 authorization of the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES.

ITEM 11	EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE SHARES, TO GRANT THE RIGHT TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 2, 2017

At the Annual Meeting, you will be asked to resolve on a further extension of the designation of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until May 2, 2017. Under the laws of the Netherlands and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans.

If designated for this purpose at the Annual Meeting, the Supervisory Board will have the power to issue and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2011 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. This five-year period will expire on May 4, 2016.

If this proposal is approved by shareholders, the Supervisory Board will have the authority to issue shares at such price (but not less than par value), and upon such terms and conditions, as the Supervisory Board in its discretion deems appropriate, based on the Supervisory Board’s determination of what is in the best interests of the Company at the time shares are issued or the right to acquire shares is granted. The Supervisory Board will also, if this proposal is approved by shareholders, have the authority to exclude pre-emptive rights with respect to any issuance of shares or grant of the right to acquire shares, in the event that the Supervisory Board in its discretion believes that exclusion of pre-emptive rights with respect to any issuance of shares, or grant of the right to acquire shares, is in the best interests of the Company.

The authority of the Supervisory Board to issue shares would be subject to compliance with the applicable rules of the New York Stock Exchange.

The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital of the Company is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 2, 2017.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DESIGNATION OF THE SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES) AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 2, 2017.

ITEM 12	ADOPTION OF AMENDMENT TO THE CHICAGO BRIDGE & IRON 2008 LONG-TERM INCENTIVE PLAN

Chicago Bridge & Iron Company (“Chicago Bridge”), a subsidiary of the Company, as sponsor, has adopted the Chicago Bridge & Iron 2008 Long-Term Incentive Plan (the “Plan”). The Plan was approved by our 2008 annual general meeting of shareholders and an amendment approved at our 2009 annual general meeting of shareholders. The Board of Directors of Chicago Bridge has further amended the Plan (the “Amendment”), subject to the approval of the amendment by our shareholders.

The principal material change is an increase in the aggregate number of shares available for grant or award under the Plan by 3,000,000 shares. Together with shares available for grant or award under the Plan before the amendment, the Amended Plan will have 5,436,578 shares available for grant or award. A copy of the text of the Amendment is attached as Annex A to this proxy statement.

The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under the Plan for the next several years. We believe that the additional 3,000,000 shares, under these circumstances, represents a reasonable amount of potential equity dilution and allows the Company to recruit, motivate, and retain talented employees and directors who will help us achieve our business goals, including creating long-term value for our shareholders.

The Amendment also prohibits repricing of options to reduce the exercise price. The Company has never repriced options in the past and we have no intention of doing so in the future. The only reason for including this prohibition in the Amendment as set forth in Annex A is to make this policy explicit.

As of February 27, 2012, 2,436,578 shares remain available for future grants and awards under the Plan. During 2011 and this year through February 24, 2012, options for 26,891 and 0 shares, respectively, have been granted under the Plan, restricted stock awards of 454,771 and 336,267 shares, respectively, have been granted under the Plan, and performance share awards at targets of 286,140 and 300,813, respectively, have been made under the Plan.

As of February 27, 2012, there were 1,135,777 stock options outstanding with a weighted-average exercise price of $18.51 and a weighted-average remaining contractual life of 5.8 years; and 1,270,628 restricted shares outstanding (including 22,302 directors’ shares) subject to restrictions that they may not be sold or otherwise transferred until such restrictions have lapsed. As of that date, there were also 633,951 performance shares at target that are unvested and outstanding.

Reasons for Seeking Shareholder Approval

Shareholder approval of the amendment increasing the number of shares available is required under the rules of the New York Stock Exchange applicable to the Company. Shareholder approval of such amendment will also permit options granted under the Plan that are intended to be incentive stock options (“ISOs”) to qualify as such.

If the Amended Plan is not approved, the Amendment will not go into effect. Awards may continue to be made under the Plan in accordance with its terms as they existed prior to the Amendment until the shares remaining for Awards under the Plan are exhausted.

Summary of the Amended Plan

The principal provisions of the Plan as amended by the Amendment are summarized below. This summary is not a complete description of the Plan.

Purpose.    The objectives of the Plan are to optimize the profitability and growth of the Company and its subsidiaries through incentives which link the personal interests of participants to those of our shareholders; to provide participants with an incentive for excellence in individual performance; to promote teamwork among participants; and to provide flexibility to Chicago Bridge in its ability to motivate, attract and retain the services of participants who make significant contributions to Chicago Bridge’s success and to allow participants to share in its success.

Duration.    Changes made by the Amendment are effective as of the date of its approval by the shareholders. The Plan will remain in effect, subject to the right of the Board of Directors of Chicago Bridge to amend or terminate the Plan, until all shares subject to the Plan shall have been awarded.

Types of Awards.    The Plan permits the granting of the following types of awards to employees of the Company or any of its affiliates: (1) stock options, including ISOs and options other than ISOs (“nonqualified options”); (2) restricted stock (whether in the form of restricted stock shares or restricted stock units); and (3) performance shares or performance units conditioned upon meeting performance criteria (collectively, the “Awards”).

Administration.    The Plan is administered by a Committee (“Committee”) appointed by the Board of Directors of Chicago Bridge. However, as to Awards to any individual who is a member of that Committee or an executive officer or a member of the Supervisory Board of the Company, the Organization and Compensation Committee of the Supervisory Board (the “Supervisory Committee”) will act as the Committee. In addition, the Supervisory Committee may in its discretion exercise directly any function of the Committee, including the making of Awards to any employees or nonemployee members of the Supervisory Board or nonemployee consultants. Subject to the foregoing, the Committee will have the power, among other things, to select employees of the Company and its affiliates (and nonemployee members of the Supervisory Board or nonemployee consultants) to whom Awards are granted, and to determine the sizes and types of Awards and the terms and conditions of Awards. The Committee is authorized to construe and interpret the Plan and any related award agreements, to establish, amend or waive rules relating to plan administration, to amend outstanding Awards, and to make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may delegate its authority.

Shares Subject to the Plan.    Subject to the anti-dilution adjustment described below, a total of 5,436,578 shares will be reserved for Awards under the Plan. The number of shares with respect to which Awards may be granted in the form of options to any single participant in any one fiscal year may not exceed 1,000,000. The number of shares with respect to which Awards may be granted in the form of restricted stock and performance shares/units combined to any single participant in any one fiscal year may not exceed 500,000. Shares may be held in a trust of the kind commonly known as a “rabbi” trust pending transfer to participants under an Award.

In the event of a stock dividend, stock split or other change in corporate capitalization, or a corporate transaction such as a merger, consolidation or spin-off, or a reorganization or liquidation of the Company, the Committee shall adjust the number and class of shares which may be issued under the Plan, the limitation on the number of shares that may be the subject of Awards under the Plan, and the number, class and option or other purchase price of shares subject to outstanding Awards under the Plan, as the Committee deems appropriate and equitable to prevent dilution or enlargement of rights.

If any shares subject to any Award granted under the Plan are forfeited or such Award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, are again available for grant under the Plan. If shares are applied to pay the exercise price upon exercise of an option pursuant to the Plan or applied to withholding of federal, state and local taxes pursuant to the Plan, the shares so applied are added to the foregoing limitation in determining the number of shares remaining for grants pursuant to Awards, and shall be available for grants under the Plan. No fractional shares are issued under the Plan.

Eligibility.    All employees of the Company and its affiliates, who are in salary grades 16 and above (approximately 3,318 persons), non-employee members of the Supervisory Board (approximately 7 persons) and non-employee consultants to the Company (approximately 0 persons) are currently eligible to be participants. The Committee selects from among these eligible individuals those to whom Awards are actually granted.

Stock Options.    The Committee grants options, which may be ISOs or nonqualified options, pursuant to Award agreements. The option price per share purchasable under any stock option will be determined by the Committee, in its sole discretion, but cannot in any event be less than 100% of the fair market value of a share on the date the option is granted. On February 27, 2012, the closing price of the Common Stock was $47.39 per share. The Committee determines, in its sole discretion, the term of each stock option and the time or times when it may be exercised. Options may be exercised by payment of the exercise price in cash, or, in the sole discretion of the Committee, in shares with a fair market value equal to the exercise price of the option, or pursuant to a “cashless exercise” through a broker-dealer.

Restricted Stock.    Restricted stock may be awarded in the form of restricted stock shares (which are shares issued by the Company subject to risk of forfeiture and restrictions on such shares), or restricted stock units (which are bookkeeping units evidencing a participant’s right to receive shares in the future upon or after the lapse of risks of forfeiture and restrictions on such units). Restricted stock shares or units may not be disposed of by the recipient until the restrictions established by the Committee lapse. Upon termination of employment during the restriction period, all restricted stock is forfeited, subject to such exceptions, if any, as may be made by the Committee. Award agreements may impose other restrictions or vesting conditions, including achievement of specific Company-wide, divisional or individual performance goals (which can include the performance goals described below).

Recipients are not required to pay for restricted stock other than by rendering of services or the payment of any minimum amount required by law. With respect to restricted stock shares, the participant has all of the rights of a shareholder, including the right to vote the shares and the right to receive any cash dividends, unless the Committee shall otherwise determine. With respect to restricted stock units, the participant has the right to receive the equivalent of any cash dividends, unless the Committee shall otherwise determine, but not the right to vote the shares. Restricted stock units are paid by issuance of the applicable number of shares at or after the satisfaction of the applicable vesting date.

Performance Awards.    Performance shares pay out a variable number of shares of Common Stock depending on goal achievement. Performance units provide for payment of an amount, based either on the value of shares or appreciation in the price of shares, upon the achievement of performance goals. Such shares or units have an initial value determined by the Committee as of the date of grant. In the case of a performance share, this value equals the value of a share of Common Stock. The Committee selects the period during which one or more performance criteria designated by the Committee are measured for the purpose of determining the extent to which performance shares or units will have been earned. The performance criteria which the Committee may designate are operating income, earnings (before or after any of interest, taxes, depreciation and amortization), net income (before or after taxes), after-tax return on investment, sales, revenue, earnings per share (excluding special charges, as reported to shareholders), total shareholder return, return on equity, total business return, return on invested capital, operating cash flow, free cash flow, economic value added, new business taken (measured by revenue, net income or operating income), and contract backlog, in each case where applicable determined either on a Company-wide basis or in respect of any one or more business units. The Committee may apply any fixed combination of those performance measures and use target levels or target growth rates of any of those performance measures.

Performance awards may be paid in cash, stock, other property or a combination thereof. Recipients are not required to pay for performance awards other than by rendering services and any minimum consideration required by applicable law.

Change of Control.    A change of control would occur in the event of the acquisition by anyone other than the Company or a subsidiary of the Company of a 25% or greater interest in the Company; certain mergers and other transactions which result in the Company’s shareholders owning 70% or less of the surviving corporation; or certain changes in the composition of the Supervisory Board. Upon a change of control, all options become exercisable, all restriction periods and restrictions on restricted stock lapse, and target payout opportunities attainable under all outstanding Awards of restricted stock, performance units and performance shares are deemed to be fully earned (with such Award denominated in shares becoming fully vested). The definition and consequences of a change of control may be varied in an Award agreement or other written agreement with the participant.

Recovery of Certain Awards.    If any of the Company’s financial statements are required to be restated as a result of misconduct or fraud, the Company at the direction of the Organization and Compensation Committee in its sole discretion, may recover all or any portion of an award (or in the case of a stock award, the value realized by sale of the stock) that is negatively affected by any restatement of the Company’s financial statements as a result of misconduct or fraud. For this purpose, misconduct or fraud includes any circumstance where the forfeiture of an award is required by law, and any other circumstance where the Organization and Compensation Committee determines in its sole discretion that the individual personally and knowingly engaged in practices that materially contributed to a material noncompliance with any financial reporting requirement, or had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company.

Power to Amend.    The Board of Directors of Chicago Bridge may amend, alter or discontinue the Plan at any time without the approval of the shareholders of the Company. However, options may not be repriced to reduce the exercise price without the approval of the shareholders of the Company.

Other Provisions.    ISOs are not transferable unless an award agreement provides for transferability. Restricted stock is not transferable prior to vesting. Performance shares and performance units are not transferable prior to payment except as provided in the Award agreement. However, all such Awards are transferable upon death under the laws of descent and distribution or by the participant’s designation of a beneficiary. In the discretion of the Committee, withholding tax liabilities incident to the exercise of an option or other taxable event may be satisfied by withholding of shares.

New Plan Benefits

The benefits or amounts that will be received by or allocated to executive officers, non-executive directors, and employees other than executive officers, by reason of the Amendment, are not yet determinable. Future awards are in the discretion of the Committee (including, as applicable, the Supervisory Committee), and cannot be determined at this time.

The table below sets forth the number of performance share grants, restricted stock units and options that were granted under the Plan in 2011. The dollar value represents the sum of the grant date fair values in accordance with FASB ASC Topic 718 of the respective restricted stock, performance share, and option awards. If the Amendment is not approved, the grants will remain outstanding.

2008 LONG-TERM INCENTIVE PLAN

NEW PLAN BENEFITS

Name and Position	Dollar Value ($)	Number of Units
Philip K. Asherman	$4,414,641	123,837
Lasse Petterson	$1,118,435	30,896
Ronald A. Ballschmiede	$1,144,508	32,166
Daniel M. McCarthy	$720,090	19,892
Richard E. Chandler, Jr.	$955,312	27,365
Executive Group	$9,756,202	273,308
Non-Executive Director Group	$874,907	22,302
Non-Executive Officer Employee Group	$16,681,402	472,192

Tax Aspects of the Amended Plan

The following summarizes the U.S. federal tax consequences generally arising under present law with respect to awards granted under the Plan. The grant of an option creates no tax consequences for a grantee or the Company. In general, the grantee will have no taxable income upon exercising an ISO if the applicable ISO holding period is satisfied (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. In general, the grantee will realize ordinary income upon exercising a nonqualified option equal to the difference between the option price and the fair market value of shares on the date of the exercise. The Company (or the subsidiary that employs the grantee) will be entitled to a deduction for the same amount. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired by exercise of an option, except that the Company (or the subsidiary that employs the grantee) may be entitled to a deduction in the case of a disposition of shares acquired by exercise of an ISO before the applicable ISO holding period has been satisfied.

The award of restricted stock shares or units generally will create no tax consequences for a participant or the Company at the time of the award. The participant will realize ordinary income (and the Company (or the subsidiary that employs the participant) will normally be entitled to a corresponding deduction) when the restricted stock shares become freely transferable or the restrictions lapse, whichever occurs first, in the amount of the fair market value of the restricted stock shares at that time. The award of restricted stock units, performance shares and performance units generally will create no tax for a participant or the Company at the time of the award. The participant will realize ordinary income (and the Company will normally be entitled to a corresponding deduction) when the restricted stock units, performance stock or performance units are paid or transferred to the participant in the form of shares (or cash) at the time the units vest or the performance goals are attained. If, however, the restricted stock units, performance shares, or performance units are paid in the form of shares which continue to be nontransferable and subject to a substantial risk of forfeiture, the participant’s tax (and the deduction) will be incurred (and taken) when those restrictions lapse under the rules for restricted property described above.

The affirmative vote of a majority of the votes cast at the meeting is required to approve the Amendment.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CHICAGO BRIDGE & IRON 2008 LONG-TERM INCENTIVE PLAN.

ITEM 13	APPROVAL OF COMPENSATION OF THE MEMBERS OF THE SUPERVISORY BOARD

Under our Articles of Association, the shareholders determine the compensation of members of the Supervisory Board for service in their capacities as members of the Supervisory Board, including changes to their compensation. As previously approved by shareholders: 1) members of the Supervisory Board who are not employees receive an annual retainer of $50,000 paid in quarterly installments, except for the non-executive Chairman of the Supervisory Board, who receives an annual retainer of $120,000 also paid in quarterly installments; 2) each member of the Supervisory Board receives an annual equity retainer in the amount of $125,000 paid in restricted stock, priced as of the close of the market on the day the grant is made and which vests on the one year anniversary of the date of the grant; 3) each member of the Supervisory Board receives a meeting attendance fee of $1,500 for each board meeting attended. Committee chairmen also receive an annual retainer as follows: Audit Committee Chairman, $15,000; Organization & Compensation Committee Chairman, $15,000; Nominating Committee Chairman, $10,000; Corporate Governance Committee Chairman, $10,000; and Strategic Initiatives Committee Chairman, $5,000. Committee members receive a meeting attendance fee of $1,000 for each committee meeting attended. The fees paid to members of the Supervisory Board are more fully described under the caption “Director Compensation”.

In order to, among other things, attract and retain members of the Supervisory Board who are well qualified and to compensate the members of the Supervisory Board competitively, we propose to change the compensation of the members of the Supervisory Board as follows: 1) members of the Supervisory Board who are not employees will receive an annual retainer of $75,000, except for the non-executive Chairman of the Supervisory Board, who will receive an annual retainer of $225,000, and 2) each member of the Supervisory Board will receive an annual equity retainer in the amount of $150,000 to be paid in restricted stock, priced as of the close of the market on the day the grant is made and which will vest on the one year anniversary of the date of the grant. Committee chairmen will continue to receive an annual retainer as follows: Audit Committee Chairman, $15,000; Organization & Compensation Committee Chairman, $15,000; Nominating Committee Chairman, $10,000; Corporate Governance Committee Chairman, $10,000; and Strategic Initiatives Committee Chairman, $5,000. All meeting fees will be eliminated.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to establish the compensation of the members of the Supervisory Board.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO INCREASE THE COMPENSATION OF THE MEMBERS OF THE SUPERVISORY BOARD AS SET FORTH ABOVE.

ITEM 14	DISCUSSION OF DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the laws of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association. The Management Board, with the approval of the Supervisory Board may in any year distribute one or more interim dividends in anticipation of the final dividend for that year.

We have declared and paid in 2011 quarterly cash dividends or distributions on our common shares; however, there can be no assurance that any such dividends or distributions will be declared or paid in the future. The payment of dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual dividends), our Management Board and our Supervisory Board. Our Management and Supervisory Board will periodically evaluate dividends in the future based upon general business and economic conditions, legal and contractual restrictions regarding the payment of dividends, our results of operations and financial condition, our cash requirements and the availability of surplus, and other relevant factors. We will pay any cash dividends or distributions in U.S. dollars. Any cash dividends or distributions payable to holders of shares registered in our New York registry will be paid to Computershare as New York Transfer Agent and Registrar.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2013 Annual Meeting of Shareholders must be received at our principal executive offices no later than November 23, 2012 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to shareholders’ rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for Annual Meetings. Proposals from shareholders for next year’s annual meeting received at our principal executive offices after February 6, 2013 will be considered untimely. With respect to such proposals, we will vote all shares for which the Company has received proxies in the interest of the Company as determined in the sole discretion of its proxies.

By Order of the Board of Supervisory Directors

/s/ L. RICHARD FLURY
Non-Executive Chairman of the Board of Supervisory Directors

The Hague, The Netherlands

March 23, 2012

ANNEX A

2012 Amendment

to the

Chicago Bridge & Iron

2008 Long-Term Incentive Plan

The Board of Directors of Chicago Bridge & Iron Company, a Delaware corporation (CB&I), pursuant to the right reserved in the Company’s 2008 Long-Term Incentive Plan, as approved by the shareholders of Chicago Bridge & Iron Company N.V. (the “Company”) on May 8, 2008, and subsequently amended (the “Plan”), hereby further amends the Plan as follows:

1 Section 4.1 of the Plan is amended to read as follows:

4.1. Number of Shares Available For Grants.    Subject to adjustment as provided in Section 4.3 herein, the number of Shares reserved for issuance to Participants under the Plan is 5,436,578, comprising 2,436,578 Shares available under the Plan immediately before the date of approval of the 2012 amendment to the Plan by the shareholders of the Company (the “2012 Approval Date”), and 3,000,000 new Shares approved for issuance to Participants under the Plan as of the 2012 Approval Date. The maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year to any Participant in the form of Stock Options is 1,000,000. The maximum aggregate number of Shares with respect to which Awards may be granted in the form of Restricted Stock Shares, Restricted Stock Units, Performance Shares and Performance Units combined in any fiscal year to any Participant is 500,000.

2. New Section 14.4 is added to the Plan to read as follows:

14.4 Prohibition on Repricing.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transaction(s)), the Company may not, without obtaining approval of the shareholders of the Company: (a) amend the terms of outstanding Options to reduce the exercise price of such outstanding Options; (b) cancel outstanding Options in exchange for Options with an exercise price that is less than the exercise price of the original Options; or (c) cancel outstanding Options with an exercise price above the current stock price in exchange for cash or other securities.

3. The foregoing amendments shall be effective on the date of, and subject to, the approval of this 2012 Amendment to the Plan by the shareholders of the Company.

CHICAGO BRIDGE & IRON COMPANY N.V. C/O CB&I 2103 RESEARCH FOREST DRIVE THE WOODLANDS, TX 77380

VOTE BY INTERNET -www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards that are mailed must be received by Broadridge no later than 11:59 P.M. Eastern Time on April 30, 2012.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

    CHICAGO BRIDGE & IRON COMPANY N.V.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	To Vote FOR or WITHHOLD vote for the election of the following nominee:		For	Withhold		For Other Nominee		For	Against	Abstain

	1a)	James R. Bolch	☐	☐		☐	5.	☐	☐	☐
2.	To Vote FOR or WITHHOLD vote for the election of the following nominees:						6.	☐	☐	☐
							7.	☐	☐	☐

	2a)	Philip K. Asherman	☐	☐		☐	8.	☐	☐	☐

	2b)	L. Richard Flury	☐	☐		☐	9.	☐	☐	☐

	2c)	W. Craig Kissel	☐	☐		☐	10.	☐	☐	☐
							11.	☐	☐	☐
3.			For	Against		Abstain
			☐	☐		☐	12.	☐	☐	☐

4.			1 Year	2 Years	3 Years	Abstain	13.	☐	☐	☐
			☐	☐	☐	☐

1.	To elect one member of the Supervisory Board to fill a new position and serve until the Annual Meeting of Shareholders in 2014;

Nominees:         1a) James R. Bolch OR 1b) Luciano Reyes

2.	To elect three members of the Supervisory Board to serve until the Annual Meeting of Shareholders in 2015;

Nominees:         First position: 2a) Philip K. Asherman OR 2d) Luke V. Scorsone     Second position: 2b) L. Richard Flury OR 2e) David L. King

   Third position: 2c) W. Craig Kissel OR 2f) Westley S. Stockton

3.	To approve, by non-binding vote, the compensation of the Company’s named executive officers;
4.	To recommend, by non-binding vote, the frequency of the advisory vote on the compensation of the Company’s named executive officers;
5.	To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, and to adopt our Dutch statutory annual accounts for the year ended December 31, 2011;
6.	To approve the final dividend for the year ended December 31, 2011 in an amount of $0.20 per share, which has previously been paid out to shareholders in the form of interim dividends;
7.	To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2011;
8.	To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2011;
9.	To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2012;
10.	To approve the extension of the authority of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital until November 2, 2013 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;
11.	To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, until May 2, 2017;
12.	To amend the Chicago Bridge & Iron 2008 Long-Term Incentive Plan; and
13.	To approve the compensation of the members of the Supervisory Board.

Signature [PLEASE SIGN ON LINE]	Date	Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: You can view the Notice and Proxy Statement and Annual Report With Form 10-K for Chicago Bridge & Iron Company N.V. on the Internet at www.proxyvote.com

CHICAGO BRIDGE & IRON COMPANY N.V.

This Proxy is Solicited by the Supervisory Board of the Company

Proxy For Annual General Meeting of Shareholders

(Must be presented at the meeting or received prior to 11:59 P.M. Eastern Time on April 30, 2012)

The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints each of Richard E. Chandler, Jr., Chief Legal Officer and Secretary, and Walter G. Browning, Senior Associate General Counsel, Corporate & Securities as proxies, and each of them acting singly, of the undersigned with full power of substitution to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 2, 2012 and in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat in their discretion upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on March 8, 2012, at such Meeting in respect of the resolutions specified on the reverse side hereof. This proxy is governed by Dutch law.

Please direct your proxy how he is to vote by placing an “x” in the appropriate box opposite the resolutions, which have all been proposed by the Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If no instructions are given on this proxy card, then the shares will be voted FOR Mr. Bolch, Mr. Asherman, Mr. Flury and Mr. Kissel, for 1 year for Item 4, and FOR Items 3 and 5-13.

The Proxy Card must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent and Registrar. In the case of a Corporation or Partnership, the Proxy Card must be executed by a duly authorized officer or attorney. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.

CHICAGO BRIDGE & IRON COMPANY N.V. P.O. BOX 11436 NEW YORK, N.Y. 10203-0436